Exhibit 10.1

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ASSET PURCHASE AGREEMENT

between

S*BIO PTE LTD.

and

CELL THERAPEUTICS, INC.

Dated as of April 18, 2012

-i-

Table of Contents

(continued)

Table of Contents

(continued)

ASSET PURCHASE AGREEMENT, dated as of April 18, 2012, between S*BIO Pte Ltd., a Singapore private limited company (“Seller”), and Cell Therapeutics, Inc., a Washington corporation (“Buyer”).

WITNESSETH:

WHEREAS, Seller possesses certain assets, including, without limitation, the proprietary technology and know-how related to the research, discovery, identification, syntheses and development of compounds that inhibit Janus kinase 2, commonly referred to as JAK2 (“JAK2”), including the Seller compounds designated as SB1518 and SB1578; and

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase and assume from Seller certain assets and liabilities related to SB1518 and SB1578, as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Acute Myeloid Leukemia” means the disease or condition referred to and recognized by the FDA as acute myeloid leukemia as of the date of this Agreement (whether or not such disease or condition continues to be known by such name in the United States after the date of this Agreement, and whether or not any Regulatory Authority outside of the United States refers to such disease or condition by that name or another name as of or after the date of this Agreement).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreement” means the registration rights agreement attached hereto as Exhibit A to be entered into at Closing between Buyer and Seller.

“Asia” means all countries in Asia east of the westernmost boundary of India (including all countries portions of which lie to the east of such boundary but not including the former U.S.S.R. or any U.S. Territories) and all countries in East Asia, South Asia and Southeast Asia, including Asian countries, and shall include, but shall not be limited to, the following countries: Bangladesh, Bhutan, Brunei Darussalam, Cambodia, People’s Republic of China, Cyprus, Hong Kong, India, Indonesia, Japan, Democratic People’s Republic of Korea, Republic of Korea, Lao People’s Democratic Republic, Macau, Malaysia, Maldives, Mongolian People’s Republic, Union of Myanmar (Burma), Kingdom of Nepal, Pakistan, Philippines, Singapore, Sri Lanka, Republic of China (Taiwan), Thailand, and Vietnam.

“Assigned Contracts” has the meaning set forth in Section 2.1(e).

“Assumed Liabilities” means only the Liabilities that Buyer has expressly assumed or agreed to assume under Section 2.3 of this Agreement.

“Authorizations” means Governmental Authorizations and Non-Governmental Authorizations.

“Bankruptcy Exception” shall have the meaning set forth in Section 3.5.

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials, including books of account, records, files, invoices, correspondence and memoranda, scientific records and files (including laboratory notebooks and invention disclosures), customer and supplier lists, data, specifications, operating history information and inventory records (in any form or medium) of, or maintained for, or relating to, the Transferred Assets, but excluding any such items to the extent (i) they are included in or primarily related to any Excluded Assets or Excluded Liabilities, or (ii) any Law prohibits their transfer.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2.

“Buyer Required Approvals” means all consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity that are required to be and are listed on Schedule 4.3.

“Change of Control Transaction” has the meaning set forth in Section 5.8(a).

“Chosen Courts” has the meaning set forth in Section 9.9.

“Chronic Myelogenous Leukemia” means the disease or condition referred to and recognized by the FDA as chronic myelogenous leukemia as of the date of this Agreement (whether or not such disease or condition continues to be known by such name in the United States after the date of this Agreement, and whether or not any Regulatory Authority outside of the United States refers to such disease or condition by that name or another name as of or after the date of this Agreement).

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“Claim Notice” has the meaning set forth in Section 7.4(a).

“Clinical Data” means data resulting from any pre-clinical study or clinical trial of any Seller Compound, generated by or for Seller or its Subsidiaries or any of their licensees (including Onyx), together with the applicable protocol for each such study or trial, as well as all associated site related documentation, investigator brochures, investigational review board correspondence, and data monitoring committee minutes and documentation.

“Closing” means the closing of the Transaction.

“Closing Date” has the meaning set forth in Section 2.6.

“Commercially Reasonable Efforts” has the meaning set forth in Section 2.14.

“Competing Business” has the meaning set forth in Section 5.8(a).

“Competing Compound” has the meaning set forth in Section 5.8(a).

“Confidentiality Agreement” means the confidentiality agreement, dated February 16, 2012, between Seller and Buyer.

“Contracts” means all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses (other than this Agreement and the Ancillary Agreement), whether written or oral.

“Control” or “Controlled,” means with respect to any Intellectual Property, possession by a Person of the ability (whether by ownership, license or otherwise) to transfer ownership of, to grant access to, to grant use of, or to grant a license or a sublicense of or under such Intellectual Property without violating the terms of any agreement or other arrangement with any third party.

“Copyrights” means copyrights and registrations and applications therefor, works of authorship, content (including website content) and mask work rights.

“Development” means pre-clinical and clinical drug development activities, including clinical trials, relating to the development of pharmaceutical compounds and submission of information to a Regulatory Authority for the purpose of obtaining Regulatory Approval of a Product, and activities to develop manufacturing capabilities for Products. Development includes, but is not limited to, optimization and pre-clinical activities, pharmacology studies, toxicology studies, formulation, manufacturing process development and scale-up (including bulk compound production), quality assurance and quality control, technical support, pharmacokinetic studies, clinical trials and regulatory affairs activities.

“Direct Claim” has the meaning set forth in Section 7.5.

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“Effective Time” means the time at which the Closing is consummated.

“EMA” means the European Medicines Agency of the EU, and any successor agency thereto.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, easement, encroachment, encumbrance, equitable interest, lien, mortgage, option, pledge, security interest, servitude, right of way, right of first option, right of first refusal, or other restriction or third party right of any kind, including any right of first refusal or restriction on voting. For the avoidance of doubt, “Encumbrance” shall not include any claim that a Transferred Asset infringes on the Intellectual Property rights of any third Person.

“Environmental Law” means any Law (including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980) and any Governmental Authorization relating to (x) the protection of the environment or human health and safety (including air, surface water, groundwater, drinking water supply, and surface or subsurface land or structures), (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of any Hazardous Substance or waste material or (z) noise, odor or electromagnetic emissions.

“EU” means the European Union.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” means all Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities.

“Exploit” or “Exploitation” means develop, design, test, modify, improve, make, use, sell, have made, used and sold, import, reproduce, market, distribute, and commercialize.

“FDA” means the U.S. Food and Drug Administration or any successor entity thereto.

“Form S-1” has the meaning set forth in Section 2.19.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership or other organizational documents; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership or other organizational documents; (d) if a limited liability company, the articles of organization and operating agreement or other organizational documents; (e) if another type of Person, any other charter or similar document adopted or filled in connection

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with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Government Entity” means any:

(a) nation, state, county, city, town, borough, village, district or other jurisdiction;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d) multinational organization or body;

(e) Regulatory Authority;

(f) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(g) official of any of the foregoing.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations, consents, waivers and approvals issued by or obtained from a Government Entity or Self-Regulatory Organization.

“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise harmful under applicable Laws or is otherwise regulated by a Government Entity, including petroleum products and byproducts, asbestos-containing material, polychlorinated byphenyls, lead-containing products and mold.

“Healthcare Laws” means any U.S., foreign or other Law or regulation related to the development, manufacturing or commercialization of healthcare products and services, including, without limitation, (i) the U.S. Federal Food, Drug and Cosmetic Act and any regulations promulgated thereunder and any amendments or successors thereto, (ii) the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)) and any regulations promulgated thereunder and any amendments or successors thereto, the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)) and any regulations promulgated thereunder and any amendments or successors thereto, (iii) the civil False Claims Act (31 U.S.C. §§ 3729 et seq.) and any regulations promulgated thereunder and any amendments or successors thereto, (iv) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)) and any regulations promulgated thereunder and any amendments or successors thereto, (v) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) and any regulations promulgated thereunder and any amendments or successors thereto, and (vi) any foreign equivalents of any of the above.

5.

“Inbound Licenses” has the meaning set forth in Section 3.9(e).

“IND” means any Investigational New Drug Application filed by any Person with the FDA pursuant to 21 CFR Part 312 with respect to any of the Seller Compounds, as submitted to the FDA by any Person, including all amendments thereto.

“Indemnified Parties” has the meaning set forth in Section 7.2.

“Indemnified Taxes” means (i) any Taxes of Seller or any of its Subsidiaries with respect to any Tax period, (ii) any Taxes for which Seller or any of its Subsidiaries is held liable under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group in any Tax period, (iii) any liability for Taxes of any Person imposed on Seller or any of its Subsidiaries as a transferee or successor, or by contract or otherwise, (iv) any Taxes allocated to Seller pursuant to Section 5.5 of this Agreement, or (v) any Taxes imposed with respect to any Royalty Payment or Milestone Payment.

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Independently Active Pharmaceutical Ingredient” means an active pharmaceutical ingredient having a different target or a mode of action, or is otherwise treated or designated by the applicable Regulatory Authority as a separate active ingredient, than the applicable Seller Compound.

“Indication” means a specific disease, infection or other condition which is recognized by Regulatory Authorities in the United States as being a disease, infection or condition. For avoidance of doubt, the term “Indication” includes each of Acute Myeloid Leukemia, Chronic Myelogenous Leukemia, Myelofibrosis, Non-Hodgkin’s Lymphoma, Psoriasis and Rheumatoid Arthritis. All variants of a single disease, infection or condition (whether classified by severity or otherwise) will be treated as the same Indication, except that different types of cancer (e.g., as defined by site or cancer cell origin) will be treated as different Indications. The treatment or prevention of a disease, infection or other condition in adults and the treatment or prevention of the same disease, infection or other condition in a pediatric population will not be treated as separate Indications.

“Intellectual Property” means all worldwide intellectual property rights, including without limitation, rights in and to the following: (a) Patents; (b) Marks; (c) Copyrights; (d) Know-How; (e) data exclusivity, databases and data collections, and (f) any similar, corresponding or equivalent rights to any of the foregoing.

“Inventory” means all inventory related to the Seller Compounds, wherever located, including all quantities of Seller Compound active pharmaceutical ingredient, quantities of Seller Compound drug product, finished placebo capsules, finished goods, work in process, raw materials, packaging, pre-clinical and clinical supplies and all other materials and supplies and parts to be used or consumed by Seller or its agents in the production of finished goods whether held at any location or facility of Seller and of its Subsidiaries or in transit to Seller or any of its Subsidiaries, in each case as of the Closing Date, except to the extent included in Excluded Assets.

6.

“Know-How” means inventions (whether or not patentable); invention disclosures; proprietary processes, methods, algorithms and formulae; know-how, trade secrets, technology, proprietary information, technical data, designs, drawings, computer programs, apparatus, results of experiments, test data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, devices, assays, chemical formulations, notes of experiments, specifications, compositions of matter, physical, chemical and biological materials and compounds, whether in intangible, tangible, written, electronic or other form.

“Knowledge” of Seller shall mean the actual knowledge of a fact or other matter, after a reasonable inquiry, of the individuals listed on the attached Schedule 1.1(a) (“Knowledge Individuals”); provided, however, that if a Knowledge Individual has failed to conduct a reasonable inquiry, such Knowledge Individual shall be deemed to have the knowledge of a fact or other matter if such Knowledge Individual would reasonably be expected to discover or otherwise become aware of that fact or matter by making a reasonable inquiry regarding such fact or matter. With respect to matters involving Intellectual Property, Knowledge does not require that the Knowledge Individuals have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to the Knowledge Individuals or the direct reports of any of the foregoing.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction, writ, permit license or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, character or description, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, secured or unsecured, accrued or not accrued, joint or several, due or to become due, vested or unvested, asserted or not asserted, disputed or undisputed, known or unknown, executory, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Losses” means any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable attorneys’ fees, and out of pocket disbursements), but excluding unforeseeable, speculative, special, indirect, consequential, exemplary and punitive damages (“Special Damages”), except in the case of Special Damages imposed on, sustained, incurred or suffered by, or asserted against, any Indemnified Party in respect of a Third Party Claim.

“Major EU Market” means any of England, France, Germany, Italy and Spain.

7.

“Marks” means all United States and foreign trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

“Material Adverse Effect” means an effect that is materially adverse to the Program or would reasonably be expected to impair the ability of Seller to consummate the Transaction or its performance of obligations under this Agreement; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse effect resulting directly from general business or economic conditions, except to the extent such general business or economic conditions have a disproportionate effect on the Program; (b) any adverse effect resulting directly from conditions generally affecting any industry or industry sector to which the Program relates, except to the extent such adverse effect has a disproportionate effect on the Program; (c) any adverse effect resulting directly from the announcement, execution or delivery of this Agreement or the pendency or consummation of the transactions contemplated hereunder; (d) any adverse effect resulting directly from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof; (e) any adverse effect resulting directly from any action taken by Seller at Buyer’s direction (other than any such action Seller is obligated to take under the terms and conditions of this Agreement); (f) any adverse effect resulting directly from any breach by Buyer of any provision of this Agreement; or (g) any adverse data, event or outcome, arising out of or related to the Program, including pre-clinical and clinical trials, which data, event or outcome is disclosed in the Clinical Data or Regulatory Materials made available by Seller to Buyer prior to the date of this Agreement.

“Milestone Payment” means any of the potential payments set forth in Section 2.12.

“Myelofibrosis” means the disease or condition referred to and recognized by the FDA as myelofibrosis as of the date of this Agreement (whether or not such disease or condition continues to be known by such name in the United States after the date of this Agreement, and whether or not any Regulatory Authority outside of the United States refers to such disease or condition by that name or another name as of or after the date of this Agreement).

“NDA” means any New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) relating to any of the Seller Compounds, as submitted to the FDA by any Person, including all amendments and supplements thereto.

“Net Sales” means the gross amount invoiced for sales of Product by Buyer or its Affiliates or Sublicensees to Third Parties, less the following deductions from such gross amounts to the extent attributable to such Product and to the extent actually incurred, allowed, accrued or specifically allocated:

(a) trade, cash and quantity discounts actually given, credits, price adjustments or allowances actually granted customers for damaged products, returns or rejections of Products;

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(b) chargeback payments and rebates (or the equivalent thereof) for the Product granted to group purchasing organizations, Third Party payors (including managed health care organizations) or federal, state/provincial, local and other governments, including their agencies, or to trade customers;

(c) reasonable and customary freight, shipping insurance and other transportation charges directly related to the sale of the Product separately stated on the invoice to the Third Party; and

(d) sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, to the extent that such items are included in the gross invoice price of the Product and actually borne by Buyer or its Affiliates, Sublicensees or distributors without reimbursement from any Third Party (but not including taxes assessed against the income derived from such sale);

all as determined in accordance with GAAP on a basis consistent with Buyer’s annual audited financial statements.

The transfer of Product between or among Buyer and its Affiliates and Sublicensees for resale (which resale will give rise to Net Sales), use in a clinical trial, or use as free marketing samples will not be considered a sale.

Upon the sale or other disposal of Product, such sale, disposal or use will be deemed to constitute a sale with the consideration for the sale being the consideration for the relevant transaction and constituting Net Sales hereunder, or if the consideration is not a monetary amount, a sale will be deemed to have occurred for a price assessed on the value of whatever consideration has been provided in exchange for the sale. Disposal of Product for or use of Product in Clinical Trials or as free samples will not give rise to any deemed sale under this definition. For clarity, there will be no limit on the quantity of Product which may be used in clinical trials but the quantity of Product to be given away as free samples will be such quantities customary in the industry for this sort of Product. Such amounts will be determined from the books and records of Buyer, its Affiliates and Sublicensees maintained in accordance with GAAP, consistently applied throughout the organization.

In the event a Product is sold in a finished dosage form containing a Seller Compound in combination with one or more other Independently Active Pharmaceutical Ingredients (a “Combination Product”), Net Sales, for purposes of determining Royalty Payments on such Product, will be calculated by multiplying the Net Sales of the end-user product by the fraction A over A+B, in which A is the net selling price of the Product portion of the Combination Product when such Product is sold separately during the applicable accounting period in which the sales of the Combination Product were made, and B is the net selling price of the other Independently Active Pharmaceutical Ingredients of the Combination Product sold separately during the accounting period in question. All net selling prices of the Product portion of the Combination Product and of the other Independently Active Pharmaceutical Ingredients of such Combination Product will be calculated as the average net selling price of the said ingredients during the applicable accounting period for which the Net Sales are being calculated in the particular country where the Combination Product is sold. In the event that, in any country

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or countries, no separate sale of either such above-designated Product or such above-designated other Independently Active Pharmaceutical Ingredients of the Combination Product are made during the accounting period in which the sale was made or if the net retail selling price for an Independently Active Pharmaceutical Ingredient cannot be determined for an accounting period, Net Sales allocable to the Product in each such country will be determined by mutual agreement reached in good faith by the Buyer and Seller prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a country-by-country basis, variations in potency, the relative contribution of the Seller Compound and each other Independently Active Pharmaceutical Ingredient in the combination, and relative value to the end user of the Seller Compound and each such other Independently Active Pharmaceutical Ingredient. The Buyer and Seller agree that, for purposes of this paragraph, drug delivery vehicles, devices, adjuvants, half-life extenders, solubilizers and excipients will not be deemed to be “Independently Active Pharmaceutical Ingredients.”

“Non-Governmental Authorizations” means all licenses, permits, certificates and other authorizations, consents, waivers, and approvals other than Governmental Authorizations.

“Non-Hodgkin’s Lymphoma” means the disease or condition referred to and recognized by the FDA as non-Hodgkin’s lymphoma as of the Effective Date (whether or not such disease or condition continues to be known by such name in the United States after the date of this Agreement, and whether or not any Regulatory Authority outside of the United States refers to such disease or condition by that name or another name as of or after the date of this Agreement).

“Notice Period” has the meaning set forth in Section 7.4(a).

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Onyx” means Onyx Pharmaceuticals, Inc., a Delaware corporation.

“Order” means any order, writ, injunction, judgment, decree, ruling, award, assessment or arbitration award of any Government Entity or arbitrator.

“Other Seller Materials” means (i) all research and development reports and disclosure memoranda in the possession of or controlled by Seller relating to the Seller Compounds, including, but not limited to, study reports, clinical trial related documents including consent forms, study contracts, site agreements, manuscripts and in process publications, (ii) all of the marketing and promotional documents owned by Seller, such as customer lists, marketing and promotional plans, documents and materials, field force training manuals and materials, and the like, to the extent relating to the Seller Compounds, (iii) all worldwide safety reports in the possession of Seller with respect to the Seller Compounds in existence as of the Closing, and (iv) all of Seller’s manufacturing information used in connection with the Seller Compounds.

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“Outbound Licenses” has the meaning set forth in Section 3.9(d).

“Partnership Arrangement” means any transaction in which Buyer or its Affiliates grants to a Third Party or Third Parties any option, license, sublicense, asset sale or assignment under or with respect to any of the Seller Compounds and/or any of the Transferred Intellectual Property.

“Patent Term Extension” means any term extensions, supplementary protection certificates, and equivalents thereof offering patent or patent-like protection beyond the initial term with respect to any issued Patents.

“Patents” means all United States and foreign patents and applications therefor, including continuations, divisionals, continuations-in-part, reexaminations or re-issues of patent applications and patents issuing thereon.

“Permitted Encumbrances” means, each of the following as are immaterial, individually or in the aggregate, in amount and would not impair the ownership or use of the Transferred Assets: (a) liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; (c) statutory or common Law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens; (d) the terms and conditions of (i) the Inbound Licenses and Outbound Licenses, (ii) licenses for off-the-shelf software or generally available software, (iii) non disclosure agreements, and (iv) materials transfer agreements on customary terms; (e) liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods; and (f) liens and encumbrances arising under the Assigned Contracts.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, business trust, joint stock company, a Government Entity, joint venture, a trust or other entity or organization.

“Proceeding” means any action, arbitration, audit, hearing, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Government Entity or arbitrator.

“Product” means any pharmaceutical product containing or comprising any Seller Compound, whether or not as the sole active ingredient and in any dosage, form or formulation.

“Program” means all of Seller’s activities (including activities performed by any third Person on behalf of Seller) directed specifically to the Development and manufacture (including synthesis, formulation, finishing or packaging), use, offer for sale, sale or import of the Seller Compounds up to the Closing Date.

“Program Know-How” shall mean Know-How not included in the Program Patents, which Know-How is: (a) Controlled by Seller or its Subsidiaries immediately prior to

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the Closing; and (b) directed to the Development, manufacture (including synthesis, formulation, finishing or packaging), use, offer for sale, sale, export or import of any Seller Compound, or otherwise primarily used or held for use in the Program; including the items listed on Exhibit B, but excluding, in any event, any Know-How that is an Excluded Asset.

“Program Patents” shall mean: (a) the patents and patent applications listed on Exhibit C; (b) any and all divisionals, continuations and continuations-in-part of the patents and patent applications referenced in the preceding clause (a); (c) the foreign patent applications associated with the patent applications referenced in the preceding clauses (a) and (b); (d) the patents issued or issuing from the patent applications referenced in the preceding clauses (a) through (c); and (e) reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application referenced in the preceding clauses (a) through (d).

“Provisional Application” has the meaning set forth in Section 2.1(b).

“Psoriasis” means the disease or condition referred to and recognized by the FDA as psoriasis as of the date of this Agreement (whether or not such disease or condition continues to be known by such name in the United States after the date of this Agreement, and whether or not any Regulatory Authority outside of the United States refers to such disease or condition by that name or another name as of or after the date of this Agreement).

“Purchase Price” has the meaning set forth in Section 2.5.

“Registered IP” means those United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks, registered service marks, registered tradenames, applications to register trademarks, service marks or tradenames, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (c) registered copyrights and applications for copyright registration; and (d) registered domain names and applications for domain name registrations, in each case registered to or in the name of Seller or its Subsidiaries that are included in the Transferred Intellectual Property.

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority that are necessary to market and sell a particular Product in a particular jurisdiction.

“Regulatory Authority” means the FDA, and any health regulatory authority in any country in that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for a Product in such country, and any successor(s) thereto, including EMA and the European Commission.

“Regulatory Materials” means all U.S. and foreign regulatory applications, submissions and approvals (including all INDs and NDAs, and foreign counterparts thereof, and all Regulatory Approvals) for Seller Compounds, and all correspondence with the FDA and other Regulatory Authorities relating to the Seller Compounds or any of the foregoing regulatory applications, submissions and approvals; that, in each case, are in the possession of or controlled by, or held by or for Seller at the Closing Date, whether generated, filed or held by or for Seller or its Subsidiaries or any of their licensees (including Onyx).

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“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other Representative of that Person.

“Rheumatoid Arthritis” means the disease or condition referred to and recognized by the FDA as rheumatoid arthritis as of the date of this Agreement (whether or not such disease or condition continues to be known by such name in the United States after the date of this Agreement, and whether or not any Regulatory Authority outside of the United States refers to such disease or condition by that name or another name as of or after the date of this Agreement).

“Royalty Payments” means the potential royalties payable pursuant to Section 2.13.

“Royalty Term” has the meaning set forth in Section 2.13.

“SB1317” means Seller’s proprietary CDK/FLT3 inhibitor compound designated by Seller as “SB1317.”

“SB1518” means the small molecule compound designated by Seller as “SB1518” as more particularly described in Exhibit D attached hereto, together with all pharmaceutically active metabolites, prodrugs, acid forms, base forms, esters, salts, stereoisomers, racemates, tautomers, polymorphs, hydrates or solvates thereof.

“SB1578” means the small molecule compound designated by Seller as “SB1578” as more particularly described in Exhibit E attached hereto, as well as all pharmaceutically active metabolites, prodrugs, acid forms, base forms, esters, salts, stereoisomers, racemates, tautomers, polymorphs, hydrates or solvates thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, Inc., the National Futures Association, the Chicago Board of Trade, the New York Stock Exchange, the National Association of Securities Dealers Automated Quotations Stock Market, Inc. and national securities exchange (as defined in the Exchange Act), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“Seller” has the meaning set forth in the Preamble.

“Seller Compounds” means SB1518 and SB1578.

“Seller Disclosure Schedule” has the meaning set forth in Article III.

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“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Seller Required Approvals” means all Authorizations, notices and filings that are required to be listed and are listed on Schedules 3.3(a) and 3.3(b).

“Seller Subsidiary” means any Subsidiary of Seller.

“Service Contracts” has the meaning set forth in Section 3.9(f).

“Sublicensee” means, with respect to a particular Product, a Third Party to whom Buyer has granted a sublicense or license under any Transferred Intellectual Property, but excluding distributors.

“Subsidiary” means any Person (i) whose securities or other ownership interests having by their terms the power to elect a majority of the board of directors or other persons performing similar functions are owned or controlled, directly or indirectly, by Seller and/or one or more Subsidiaries, or (ii) whose business and policies Seller and/or one or more Subsidiaries have the power to direct.

“Tax Returns” means all reports and returns required to be filed with respect to Taxes.

“Taxes” means all federal, state or local and all foreign taxes of any kind whatsoever, including, without limitation, income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Agreement” means that certain Termination and Separation Agreement, dated May 2, 2011, by and between Seller and Onyx.

“Third Party” means any Person other than Seller or Buyer or an Affiliate of Seller or Buyer.

“Third Party Acquiror” has the meaning set forth in Section 5.8(a).

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Trading Day” means a day on which the New York Stock Exchange is open for business.

“Transaction” means the purchase and sale of the Transferred Assets, the assumption of the Assumed Liabilities, and the execution and delivery of the Ancillary Agreement, each pursuant to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.5(e).

“Transferred Assets” has the meaning set forth in Section 2.1.

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“Transferred Intellectual Property” means (a) the Program Patents, Program Know-How and Clinical Data, and (b) other than any Excluded Assets, any and all other Intellectual Property in or to the Seller Compounds or that is primarily used or held for use in or necessary to the Program and that is Controlled by Seller at the Closing Date.

“Upfront Cash Consideration” has the meaning set forth in Section 2.5.

“Upfront Consideration” has the meaning set forth in Section 2.5

“Upfront Equity Consideration” has the meaning set forth in Section 2.5.

“Valid Claim” means any claim within a pending, allowed or issued U.S. Patent application or Patent or pending, accepted or issued Patent application or Patent in a jurisdiction outside the United States that has not expired, lapsed, been cancelled or abandoned, or been held unenforceable, invalid, or cancelled by a court of competent jurisdiction in an order or decision from which no appeal has been or can be taken. For purposes of this definition, a “pending” Patent application will include any such Patent application that has been pending for five (5) or fewer years in the case of U.S. Patent applications or eight (8) or fewer years in the case of all other Patent applications.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Other Definitional Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) References herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” and

(f) references herein to any gender includes each other gender.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall, or shall cause one or more of its Subsidiaries to, sell,

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convey, transfer, assign and deliver to Buyer or one or more of its Affiliates, and Buyer or one or more of its Affiliates shall purchase and acquire from Seller or any of its Subsidiaries all right, title and interest, as of the Closing, in and to the following assets, whether tangible or intangible, real, personal or mixed, of every kind and description, wherever located, free and clear of all Encumbrances other than Permitted Encumbrances (collectively, the “Transferred Assets”):

(a) the Seller Compounds;

(b) all Transferred Intellectual Property, wherever held or registered, and the right to sue and collect damages related thereto for past, present and future infringement of any of the foregoing;

(c) the right to claim priority to the provisional applications listed on Schedule 2.1(c) (the “Provisional Applications”) with respect solely to any subject matter disclosed therein that is disclosed in the Program Patents, including subject matter that covers Seller Compounds (including the composition or formulation of, or any method of making or using, the Seller Compounds), but excluding subject matter that solely covers SB1317 (including the composition or formulation of, or any method of making or using, SB1317);

(d) all Regulatory Materials, including, without limitation, the items listed on Schedule 2.1(d);

(e) the Contracts listed on Schedule 2.1(e) (the “Assigned Contracts”);

(f) all Inventory, including, without limitation, the items listed on Schedule 2.1(f), but excluding any Inventory not manufactured in accordance with current good manufacturing practices unless mutually agreed by Seller and Buyer in writing on or after Closing;

(g) all Other Seller Materials;

(h) all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller or any of its Subsidiaries to the extent related to the Seller Compounds, or (a) through (g) or (i) through (l) of this Section 2.1, or the Assumed Liabilities or the ownership, use, function or value of any Seller Compounds or (a) through (g) and (i) through (l) of this Section 2.1, whether arising by way of counterclaim or otherwise, whether choate or inchoate, known or unknown, contingent or noncontingent, except to the extent included in the Excluded Assets;

(i) all credits, prepaid expenses, deferred charges, advance payments, security or other deposits, prepaid items, duties, and right to offset, to the extent exclusively related to the Seller Compounds, or to (a) through (h) or (j) and (l) of this Section 2.1;

(j) all guaranties, warranties, indemnities and similar rights in favor of Seller or any of its Subsidiaries to the extent primarily related to any Seller Compound or to (a) through (i) or (k) and (l) of this Section 2.1;

(k) all Books and Records; and

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(l) all other assets of Seller that are primarily used or held for use or necessary for the Program.

Notwithstanding the foregoing or anything elsewhere to the contrary, the transfer of the Transferred Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Transferred Assets unless Buyer expressly assumes that Liability pursuant to Section 2.3.

Section 2.2 Excluded Assets. Notwithstanding anything in Section 2.1, this Section 2.2 or anywhere else in this Agreement or the Ancillary Agreement to the contrary, from and after the Closing, Seller and its Subsidiaries shall retain all of their existing right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer and its Affiliates hereunder, and the Transferred Assets shall not include, the following (collectively, the “Excluded Assets”):

(a) any asset or class of assets excluded from the definition of Transferred Assets set forth in Section 2.1 by virtue of the limitations expressed therein;

(b) all Contracts (including the Termination Agreement) other than the Assigned Contracts;

(c) all rights of Seller under this Agreement and the Ancillary Agreement;

(d) all cash, cash equivalents, accounts receivable, marketable securities and intercompany accounts receivable of Seller;

(e) all minute books, stock books, Tax returns and similar corporate records of Seller other than the Books and Records;

(f) all assets (including, without limitation, Intellectual Property) of Seller that are both (i) not primarily used or held for use in the Program and (ii) not necessary for the Program, including to the extent applicable, without limitation, all assets (including, without limitation, Intellectual Property) of Seller primarily used or held for use in Seller’s mTOR/PI3K inhibitor program, mTOR inhibitor program, HDAC inhibitor program, and CDK/FLT3 inhibitor program (including SB1317);

(g) the right to claim priority to the Provisional Applications solely with respect to any subject matter disclosed therein that is disclosed in the Patents listed on Schedule 3.9(b)-2, including subject matter that solely covers SB1317 (including the composition or formulation of, or any method of making or using, SB1317), but excluding subject matter that solely covers Seller Compounds (including the composition or formulation of, or any method of making or using, Seller Compounds);

(h) all rights under insurance policies, including, without limitation, all claims, refunds and credits due or to become due under such policies;

(i) any refund of Tax liabilities of Seller relating to any pre-Closing period;

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(j) all leasehold interests and, other than the Transferred Assets, all biological or chemical materials, machinery, equipment, furniture, furnishings, fixtures and other tangible property; and

(k) any asset identified on Schedule 2.2(k).

Section 2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume and agrees to discharge or perform when due the following obligations and liabilities, whether known, unknown, accrued, absolute, matured, unmatured, contingent or otherwise, but only to the extent arising out of the ownership or use of the Transferred Assets after the Closing Date and not on or before the Closing Date (the “Assumed Liabilities”):

(a) all obligations and other liabilities of Seller (i) under the Assigned Contracts, but only to the extent arising out of obligations performed or required to be performed by Buyer under the Assigned Contracts after the Closing and not on or before the Closing Date, or (ii) exclusively arising out of or relating to the ownership or use of the Transferred Assets or the operation of the Program by or on behalf of Buyer after the Closing Date and not on or before the Closing Date; and

(b) all Liabilities for Taxes exclusively arising out of or relating to the use, ownership, sale or lease of any of the Transferred Assets or the operation of the Program by Buyer after the Closing Date and not on or before the Closing Date.

For the avoidance of doubt, it is hereby clarified that Buyer’s assumption of liabilities under this Section 2.3 shall be considered part of the consideration paid for the Transferred Assets. Neither Buyer nor its Affiliates will assume or have any responsibility of any nature with respect to any other Liability (including any Liability relating to the Transferred Assets) that exists, or arises out of the Closing or the operation or ownership of the Transferred Assets, on or prior to the Closing. For the avoidance of doubt, the Assumed Liabilities shall not include any obligations under the Termination Agreement.

Section 2.4 Excluded Liabilities. Seller and its Affiliates shall retain and be responsible for all Excluded Liabilities and shall, and shall cause each of its Affiliates to, pay and satisfy in full any Excluded Liabilities.

Section 2.5 Purchase Price. (a) On the terms and subject to the conditions set forth herein, in consideration of the sale of the Transferred Assets, at the Closing, in addition to the assumption of the Assumed Liabilities, (i) Buyer shall pay to Seller an amount in cash equal to $15,000,000, less the Deposit (the “Upfront Cash Consideration”), and (ii) Buyer shall issue to Seller shares of preferred stock automatically convertible into common stock of Buyer in the amount of $15,000,000 (the “Upfront Equity Consideration,” and together with the Upfront Cash Consideration, the “Upfront Consideration”), and (b) Seller shall receive the contingent right to potentially receive the Milestone Payments and Royalty Payments (the Upfront Consideration, together with the Milestone Payments and Royalty Payments is referred to collectively as the “Purchase Price”). The value of the Buyer preferred stock issued for the purpose of the Upfront Equity Consideration shall be determined based on the consolidated closing bid price per share

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of Buyer common stock on Nasdaq immediately prior to the signing of this Agreement. The shares of Buyer’s preferred stock comprising the Upfront Equity Consideration will not be registered under the Securities Act, but the common stock issuable upon conversion of such shares will be covered by the Ancillary Agreement, to be executed and delivered at Closing.

Section 2.6 Closing. The Closing shall take place at the offices of O’Melveny & Myers, LLP, San Francisco, California at 10:00 A.M. Pacific time, on the second (2nd) Business Day following the date on which the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) but no later than forty-five (45) days after the date of this Agreement, or at such other time and place as the parties hereto may mutually agree in writing. The date on which the Closing occurs is called the “Closing Date.”

Section 2.7 Deposit. The parties acknowledge that Buyer wishes to have up to forty-five (45) days from the date of this Agreement to the Closing Date in order to provide Buyer with the opportunity to verify the transferability (subject only to Permitted Encumbrances) of the Transferred Assets and to ascertain the location of all tangible Transferred Assets, with Seller using commercially reasonable best efforts to cooperate with and assist Buyer with the foregoing. Accordingly, and in consideration of Seller accommodating Buyer’s desire to have up to forty-five (45) days from the date of this Agreement to the Closing Date, Buyer shall pay to Seller no later than the next Business Day after the date of this Agreement an amount in cash equal to $2,000,000 (the “Deposit”) in immediately available funds by wire transfer to an account or accounts which have been designated by Seller. The Deposit shall be non-refundable, regardless of when or whether the Closing occurs, unless the Closing has not occurred within forty-five (45) days from the date of this Agreement as a result of (i) a material breach by Seller of any covenant under this Agreement, (ii) the failure of any of the conditions to Buyer’s obligation to effect the Closing, as set forth in Section 6.1, or (iii) the failure of Seller stockholders to approve the Transaction. The Deposit shall be fully creditable toward the Upfront Cash Consideration.

Section 2.8 Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with Schedule 2.8. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 2.8 for all Tax purposes and in all filings, declarations and reports with the appropriate taxing authority. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller nor any of their Affiliates shall contend or represent that such allocation is not a correct allocation.

Section 2.9 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

(a) the Upfront Cash Consideration, less the Deposit, in immediately available funds by wire transfer to an account or accounts which have been designated by Seller at least two (2) Business Days prior to the Closing Date;

(b) share certificates bearing appropriate legends representing the Upfront Equity Consideration;

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(c) such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities and the effective assignment of any Assigned Contracts;

(d) a duly executed counterpart of the Ancillary Agreement;

(e) evidence of the obtaining of or the filing with respect to, the Buyer Required Approvals;

(f) the certificate to be delivered pursuant to Section 6.2(e); and

(g) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

Section 2.10 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a) bills of sale or other appropriate documents of transfer, in form and substance reasonably acceptable to Buyer, transferring the Inventory included in the Transferred Assets to Buyer;

(b) assignments, in form and substance reasonably acceptable to Buyer and, if applicable, as required by any Government Entity with which Seller’s or any of its Subsidiaries’ rights to any Transferred Intellectual Property, Regulatory Materials, Books and Records or Other Seller Materials have been filed, submitted or held, assigning to Buyer the Transferred Intellectual Property, Regulatory Materials or Other Seller Materials;

(c) assignment and assumption agreements, in form and substance reasonably acceptable to Buyer and Seller, assigning to Buyer all rights of Seller and its Subsidiaries in and to all of the Assigned Contracts, exclusive of any Excluded Liabilities;

(d) a duly executed counterpart of the Ancillary Agreement;

(e) evidence of the obtaining of or the filing with respect to, the Seller Required Approvals;

(f) the certificate to be delivered pursuant to Section 6.1(f); and

(g) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement and the Ancillary Agreement.

Section 2.11 Affiliate Acquisitions. Notwithstanding anything to the contrary contained in this Agreement or the Ancillary Agreement or otherwise, Buyer may elect to have any or all of the Transferred Assets conveyed or otherwise transferred to, or any of the Assumed Liabilities assumed by, one or more of its Affiliates so long as no such election results in any greater cost or obligation than Seller or any of its Affiliates would otherwise have had.

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Section 2.12 Milestone Payments. Following the first occurrence of each of the events set forth in the table below (each, a “Milestone Event”) achieved by Buyer, or any of its Affiliates or Sublicensees, Buyer shall pay to Seller the amount corresponding to such Milestone Event no later than (i) ** Business Days after the achievement by Buyer of the corresponding Milestone Event in the case of a regulatory Milestone Event, or (ii) ** days after the end of the applicable Buyer fiscal year in the case of a worldwide Net Sales Milestone Event; provided, however, that (i) there will only be one such potential Milestone Payment for each of the Milestone Events listed below, and (ii) any Milestone Event below may be achieved by the same Product that achieved any other Milestone Event or by a different Product, provided that each Milestone Payment shall be paid only one time, and only for the first achievement of the applicable Milestone Event by the first Product to achieve such Milestone Event.

U.S. Regulatory Milestone Payments:
Regulatory Approval for a Product in the United States for any Indication (“First U.S. Indication”):	$	*	*

Regulatory Approval for a Product in the United States for any Indication other than the First U.S. Indication (“Second U.S. Indication”):	$	*	*

Regulatory Approval for a Product in the United States for any Indication other than the First U.S. Indication and the Second U.S. Indication:	$	*	*

EU Regulatory Milestone Payments:
Regulatory Approval of a Product in the EU or any Major EU Market for any Indication (“First EU Indication”):	$	*	*

Regulatory Approval of a Product in the EU or any Major EU Market for any Indication other than the First EU Indication (“Second EU Indication”):	$	*	*

Regulatory Approval of a Product in the EU or any Major EU Market for any Indication other than the First EU Indication and the Second EU Indication	$	*	*

Japan Regulatory Milestone Payments:
Regulatory Approval of a Product in Japan for any Indication (“First Japan Indication”):	$	*	*
Regulatory Approval of a Product in Japan for any Indication other than the First Japan Indication (“Second Japan Indication”):	$	*	*
Regulatory Approval of a Product in Japan for any Indication other than the First Japan Indication and the Second Japan Indication:	$	*	*

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Worldwide Net Sales Milestones:
First time worldwide Net Sales of a Product reach $100 million in any fiscal year of Buyer:	$	*	*
First time worldwide Net Sales of a Product reach $250 million in any fiscal year of Buyer:	$	*	*
First time worldwide Net Sales of a Product reach $500 million in any fiscal year of Buyer:	$	*	*

Section 2.13 Royalty Payments.

(a) Royalties. During the applicable royalty term provided in Section 2.13(b) below (the “Royalty Term”), in addition to the Milestone Payments and subject to the achievement of one or more of the Milestone Events, Buyer will pay to Seller royalties on Net Sales of the Product in each fiscal year of Buyer at the incremental rates set forth below. Royalties payable under this Section 2.13 will be payable only once with respect to a particular unit of the Product and will be paid only once regardless of the number of Patents applicable to such Product.

Worldwide Net Sales of a Product up to and including $** in any fiscal year of Buyer:	*	*%

Worldwide Net Sales of a Product over $** and up to and including $** in any fiscal year of Buyer:	*	*%

Worldwide Net Sales of a Product over $** in any fiscal year of Buyer:	*	*%

(b) Royalty Term. On a Product-by-Product and country-by-country basis, Buyer’s royalty payment obligations under Section 2.13(a) with respect to a Product in a country will commence on the date of the first commercial sale of the Product in such country and expire on the later of (i) expiration of the last-to-expire Valid Claim of the Program Patents that covers the manufacture, use, sale, offer for sale, or import of such Product in such country, and (ii) ** years after the first commercial sale of such Product in such country.

(c) Taxes. If a Law requires Buyer to withhold Taxes of any type from Royalty Payments or Milestone Payments payable hereunder to Seller, Buyer shall (i) deduct such Tax from the payment made to Seller, (ii) timely pay such Taxes for and on behalf of Seller to the proper Government Entity, and (iii) furnish Seller with documentation of such payment within thirty (30) days following such payment.

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(d) Royalty Reports and Payment. Within forty-five (45) calendar days following the end of each calendar quarter during the period in which royalties accrue, Buyer shall provide Seller with a report containing the following information for the applicable calendar quarter: the amount of gross sales of Product on a country-by-country basis, an itemized calculation of Net Sales showing deductions provided for in the definition of “Net Sales,” a calculation of the royalty payment due on such sales, an accounting of the number of units and prices for Product sold, the exchange rate for each country in which Product was sold, and any other information reasonably required by Seller for the purpose of calculating royalties and Net Sales Milestone Payments due under this Agreement. Any Royalty Payments due to Seller will be paid on the date of delivery of such report. In the event that either party determines that the calculation of Net Sales for a calendar quarter deviates from the amounts previously reported to Seller for any reason (such as, on account of additional amounts collected or Product returns), Buyer and Seller shall reasonably cooperate to reconcile any such deviations to the extent necessary under applicable legal or financial reporting requirements.

(e) No Projections. Buyer and Seller acknowledge and agree that nothing in this Agreement or the Ancillary Agreement shall be construed as representing an estimate or projection of anticipated sales of any Product, and that the Net Sales levels set forth in Section 2.13 or elsewhere in this Agreement or the Ancillary Agreement or that have otherwise been discussed by the Parties are merely intended to define the royalty obligations to Seller in the event such Net Sales levels are achieved. NEITHER BUYER NOR SELLER MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.

Section 2.14 Diligence.

(a) Buyer shall use Commercially Reasonable Efforts to cause all of the Milestone Events to be achieved. “Commercially Reasonable Efforts” shall mean, with respect to Buyer’s efforts to cause the Milestone Events to occur, a level of efforts consistent with the efforts Buyer typically devotes to a product of similar market potential, resulting from its own research efforts, at a similar stage in its development or product life, taking into account conditions then prevailing, including its safety and efficacy, product profile, cost to develop, cost and availability of supply, the time required to complete development, the competitiveness of the marketplace, the Buyer’s patent position with respect to such product (including the Buyer’s ability to obtain or enforce, or have obtained or enforced, such patent rights), the third-party patent landscape relevant to the product, the regulatory structure involved, the likelihood of regulatory approval, the anticipated or actual profitability of the applicable product, and other technical, legal, scientific and medical considerations. Buyer shall not consolidate with or merge into any other Person, assign, convey, transfer, license or lease its properties and assets substantially as an entirety to any Person or assign, convey, transfer, license or lease substantially all the Transferred Assets or substantially all the assets of the Program as operated by Buyer following the Closing Date, to any Person, unless: (i) such Person has expressly assumed the obligation to pay all Royalty Payments when due and each previously unpaid Milestone Payment when due and the obligation to perform every other duty and covenant of Buyer under this Agreement; provided, however, that any such Person that receives rights in

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respect of one or more geographic regions, but not the entire world, will not be liable for the payment of Royalty Payments with respect to Net Sales outside of such geographic region(s), worldwide Net Sales Milestone Payments, or Regulatory Milestone Payments for Milestone Events occurring outside of such geographic region(s); and (ii) in the event Buyer conveys, transfers, licenses or leases its properties and assets in accordance with the terms and conditions of this Section 2.14(a), Buyer shall remain liable for the payment of Royalty Payments when due and each previously unpaid Milestone Payment when due and the performance of every duty and covenant of Buyer under this Agreement.

(b) Buyer’s obligations under Section 2.14(a) shall terminate and be of no further effect as of expiration of all Royalty Payment obligations of Buyer under Section 2.13, provided that if there has been no commercial sale of a Product before expiration of the last-to-expire Valid Claim of the Program Patents, then Buyer’s obligations under Section 2.14(a) shall terminate and be of no further effect as of expiration of the last-to-expire Valid Claim of the Program Patents.

Section 2.15 Update Reports. Until the earlier of (a) termination of diligence obligations pursuant to Section 2.14(b), and (b) such time as all Milestone Payments have been paid in full, Buyer shall send to Seller a status report of the development, manufacture and commercialization of Seller Compounds and Products and the status of efforts to achieve the Milestone Events in January and June of each year (each such report, an “Update Report”), with the first such Update Report due in January 2013. Within thirty (30) days after receipt of an Update Report, if Seller requests a meeting with representatives of Buyer to discuss such report, Buyer shall use its commercially reasonable best efforts to make available for such a meeting, upon reasonable notice during regular business hours, those of its employees and representatives as are responsible for the applicable activities set forth in the Update Report.

Section 2.16 Exchange Rate; Manner and Place of Payment. Except for the Upfront Equity Consideration and the portion of any Milestone Payment that Buyer elects to pay in preferred or common stock in accordance with Section 2.19, all payments hereunder shall be payable in U.S. dollars. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange used throughout the accounting system of Buyer and its Affiliates for such quarter. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by Seller, unless otherwise specified in writing by Seller.

Section 2.17 Audit. Until the expiration of all royalty payment obligations hereunder and for a period of three (3) years thereafter, Buyer shall keep complete and accurate records pertaining to the sale or other disposition of Products by Buyer, its Affiliates and Sublicensees in sufficient detail to permit Seller to confirm the accuracy of the royalties and Net Sales Milestone Payments due hereunder. Seller shall have the right to cause an independent, certified public accountant reasonably acceptable to Buyer to audit such records to confirm Net Sales and royalties for a period covering not more than the preceding three (3) fiscal years. Buyer may require such accountant to execute a reasonable confidentiality agreement with Buyer prior to commencing the audit. Such audits may be conducted during normal business hours upon reasonable prior written notice to Buyer, but no more than frequently than once per year. No

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accounting period of Buyer shall be subject to audit more than one time by Seller, unless after an accounting period has been audited by Seller, Buyer restates its financial results for such accounting period, in which event Seller may conduct a second audit of such accounting period in accordance with this Section. Prompt adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the parties to reflect the results of such audit. Seller shall bear the full cost of such audit unless such audit discloses an underpayment by Buyer of 5% or more of the amount of royalties due under this Agreement, in which case Buyer shall bear the full cost of such audit.

Section 2.18 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of the one-month London Interbank Offered Rate (“LIBOR”) as quoted in the Wall Street Journal (or if it no longer exists, similarly authoritative source) plus ** basis points; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Seller from exercising any other rights it may have as a consequence of the lateness of any payment.

Section 2.19 Milestone Cash or Stock Election. At the election of Buyer, Buyer may pay up to 50% of any Milestone Payment under Section 2.12 through the issuance of shares of common stock or shares of preferred stock automatically convertible into common stock of Buyer, provided that, at the time of any such issuance, (a) such shares have been registered under the Securities Act pursuant to a registration statement on Form S-1 or such other registration statement as may be permitted or required by SEC rules and regulations, filed by Buyer (the “Form S-1”), at Buyer’s sole expense, (b) the Form S-1 is effective under the Securities Act and is not the subject of any stop order or proceedings seeking a stop order, and (c) Buyer’s common stock is listed for trading on the NASDAQ National Market or another exchange. The value of preferred stock or common stock issued for this purpose shall be determined based on the five-day volume weighted average purchase price for shares of Buyer common stock on the NASDAQ National Market (or, if the primary exchange on which the Buyer common stock is listed is not the NASDAQ National Market, such other exchange on which Buyer’s common stock is then listed) on the five Trading Days immediately prior to the date of issuance of the common stock or preferred stock. In the event Buyer’s common stock is not listed on the NASDAQ National Market or another exchange at the time of achievement of any Milestone Event, the corresponding Milestone Payment shall be paid entirely in cash. In addition, if any issuance of Buyer’s common stock or preferred stock pursuant to this Article II would require stockholder approval under the rules of the NASDAQ National Market or any other exchange on which the shares are then listed, and such approval has not been obtained, then the applicable Milestone Payment shall be paid entirely in cash.

Notwithstanding any other provision of this Agreement to the contrary, in no event shall the issuances of Buyer’s common stock or preferred stock in connection with the Transaction, whether pursuant to Section 2.5 or Section 2.12 or otherwise, in the aggregate equal or exceed 20% of Buyer’s common stock or voting power outstanding as of the date of this Agreement, except with the prior approval of Buyer’s stockholders.

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Section 2.20 Set-off. Buyer shall have the set-off rights set forth in Section 7.12 in respect of the Royalty Payments and Milestone Payments.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding Section of the disclosure schedule delivered by Seller to Buyer at the execution and delivery of this Agreement (the “Seller Disclosure Schedule”) (which shall be arranged in sections corresponding to the sections contained in this Article III and the disclosure in any Section shall qualify such sections), Seller represents and warrants to Buyer that all of the following statements are true, accurate and correct:

Section 3.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of Singapore and has all requisite power and authority to own, lease and operate the assets it purports to own or use, to carry on the business as currently conducted. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of its requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 3.1 sets forth a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdiction in which it is qualified to do business as a foreign corporation.

Section 3.2 Corporate Authorization. Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreement, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreement have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreement.

Section 3.3 Consents and Approvals. Except as set forth on Schedule 3.3(a), no Authorization, notice or filing is required to be obtained by Seller or any of its Subsidiaries from, or to be given by Seller or any of its Subsidiaries to, or made by Seller or any of its Subsidiaries with, any Person, including any Government Entity or Self-Regulatory Organization, in connection with the execution, delivery and performance by Seller or any of its Subsidiaries of this Agreement and the Ancillary Agreement. Except as set forth on Schedule 3.3(b), no Authorization, notice or filing is required to be obtained by Seller or any of its Subsidiaries from, or to be given by Seller or any of its Subsidiaries to, or made by Seller or any of its Subsidiaries with, any Person which is not a Government Entity or Self-Regulatory Organization in connection with the execution, delivery and performance by Seller or any of its Subsidiaries of this Agreement and the Ancillary Agreement.

Section 3.4 Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the Governing Documents of Seller or any of its Subsidiaries, or any resolution adopted by the board of directors or the Shareholders of Seller, (ii) assuming the receipt of all Non-Governmental

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Authorizations held by Seller or any of its Subsidiaries or related to the Transferred Assets and the making of the notices and filings set forth on Schedule 3.3(b), contravene, conflict with, or result in the violation or breach of or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Seller or any of its Subsidiaries under, or result in a loss of any benefit to which Seller or any of its Subsidiaries is entitled under, any Contract, or result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any of the Transferred Assets, or (iii) assuming the receipt of all Governmental Authorizations held by Seller or any of its Subsidiaries or related to the Transferred Assets and the making of notices and filings set forth on Schedule 3.3(a) or required to be made or obtained by Buyer, violate or result in a breach or constitute a default under or give any Government Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise or obtain any relief under any Law to which Seller or any of its Subsidiaries is subject, or under any Governmental Authorization held by Seller or any of its Subsidiaries or related to the Transferred Assets.

Section 3.5 Binding Effect. This Agreement and the Ancillary Agreement, when executed and delivered by Buyer and the other parties thereto, constitute valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by general equitable principles and the exercise of judicial discretion in accordance with such principles and subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally (collectively, the “Bankruptcy Exception”).

Section 3.6 Litigation and Claims. Except as set forth on Schedule 3.6:

(a) There is no civil, criminal or administrative action, suit, demand, claim, hearing or proceeding pending, or to the Knowledge of Seller threatened or investigation pending, by, against or otherwise relating to Seller or any of its Subsidiaries in connection with the Transferred Assets, or the Transaction and, there is no reasonable basis for the same.

(b) None of the Transferred Assets is subject to any Order.

Section 3.7 Taxes. Except as set forth on Schedule 3.7, (a) all Tax Returns with respect to the Transferred Assets that are required to be filed on or before the Closing have been or will have been duly filed and all Taxes that are due with respect to the Transferred Assets have been or will have been duly and timely paid, (b) all Taxes that are required to have been withheld with respect to the Transferred Assets have been withheld and timely paid to the appropriate authorities in compliance with all Tax withholding provisions (including income, social security and employment Tax withholding for all types of compensation), (c) there is no lien for Taxes upon any of the Transferred Assets nor, to the Knowledge of Seller, is any taxing authority in the process of imposing any lien for Taxes on any of the Transferred Assets, other than liens for Taxes that are not yet due and payable, (d) no issues that have been raised by the relevant taxing authority in connection with any examination of the Tax Returns referred to in paragraph (a) hereof are currently pending, and all deficiencies asserted or assessments made, if any, as a result of such examinations have been paid in full, (e) none of Seller or any of its Subsidiaries that transfer assets pursuant to this Agreement is a party to any Contract with any

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Person under which Seller or such Affiliate has agreed to share any Tax Liability, (f) no transaction contemplated by this Agreement is subject to withholding, (g) none of Seller or any of its Subsidiaries that transfer assets pursuant to this Agreement has any actual or potential Liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person, (h) Schedule 3.7(h) sets forth each jurisdiction in which Seller or its Subsidiaries files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis, in each case with respect to the Transferred Assets, and (i) no claim has ever been made by a Taxing authority in a jurisdiction other than those set forth on Schedule 3.7(h) asserting that any of Seller or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction with respect to the Transferred Assets.

Section 3.8 Compliance with Laws. Except as disclosed on Schedule 3.8, (a) during the past three years Seller’s business related to the Program has been and currently is being conducted in compliance in all material respects with all Laws that are or were applicable to Seller or the conduct or operations of Seller’s business related to the Program or the ownership or use of any of the Transferred Assets, (b) neither Seller nor any of its Subsidiaries has received any notice alleging any violation under any applicable Law related to the conduct or operation of Seller’s business related to the Program, and (c) Seller has all Governmental Authorizations necessary for the conduct of Seller’s business related to the Program as currently conducted.

Section 3.9 Intellectual Property.

(a) Seller is the exclusive owner of all right, title and interest in and to the Transferred Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances. The Transferred Intellectual Property constitutes all the Intellectual Property Controlled by Seller that is primarily used or held for use in or necessary for the Program. The Transferred Intellectual Property, together with any Intellectual Property licensed to Buyer pursuant to Section 5.17(a), constitutes all the Intellectual Property Controlled by Seller that is used or held for use in or necessary for the Program. Seller has the full right, power and authority to grant to Buyer and its Affiliates the licenses set forth in Section 5.17(a), and the grant of such license does not and will not contravene or conflict with any Contract to which Seller or any Seller Subsidiary is a party or by which it is bound. Neither Seller nor any Seller Subsidiary has transferred ownership of, or granted any exclusive license of, or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of any Transferred Intellectual Property to any other Person.

(b) Schedule 3.9(b)-1 sets forth a complete and accurate list of all Patents Controlled by Seller that claim inventions that are primarily used or held for use in the Program (the “Listed Patents”); and Schedule 3.9(b)-2 sets forth a complete and accurate list of Patents Controlled by Seller that may be subject to the licenses granted to Buyer and its Affiliates pursuant to the terms of Section 5.17(a) to the extent provided in such Section; including, in each case, the title, jurisdiction(s) in which each Patent was or is filed, and the respective application number, patent number (if any), filing date and issuance date (if any). Other than the Patents listed in Schedules 3.9(b)-1 and 3.9(b)-2, Seller does not own or Control any Patents or other Registered IP that is used or held for use in or necessary for the Program.

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(i) All Listed Patents have been duly filed and maintained, including the timely submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Government Entity, and have not lapsed (other than lapsed provisional applications that have been converted to non provisional applications), expired or been abandoned. Neither Seller nor any Seller Subsidiary has received any written notice of any inventorship challenge, interference, invalidity or unenforceability with respect to any Listed Patent. All assignments of the Listed Patents to Seller and proper documentation of chain of title thereto have been executed in writing and properly recorded with the applicable Government Entity, including, but not limited to, the United States Patent and Trademark Office, in the name of Seller.

(ii) There are no actions that are required to be taken within ninety (90) days of the date hereof with respect to the Listed Patents, including the payment of any registration, maintenance or renewal fees or the filing of any response to the United States Patent and Trademark Office actions or foreign equivalents.

(iii) Seller has provided or otherwise made available to Buyer current, true and complete copies of all Listed Patents.

(c) The Seller has not received any written communication from any Person challenging or threatening to challenge, nor is Seller a party to any pending and served proceeding or, to Seller’s Knowledge, pending but not served proceeding or threatened proceeding, in which any Person is (i) contesting the right of Seller or Seller Subsidiary to use, exercise, sell, license, transfer or dispose of any Transferred Intellectual Property or any Seller Compound, or (ii) challenging the validity or enforceability of any Listed Patent or the ownership of any Transferred Intellectual Property. Neither Seller nor any Seller Subsidiary is subject to any outstanding order, judgment, decree or stipulation restricting in any manner the licensing, assignment, transfer, use or conveyance of the Transferred Intellectual Property by Seller or any Seller Subsidiary.

(d) Schedule 3.9(d) lists all licenses, sublicenses and other agreements to which Seller or any Seller Subsidiary is a party and pursuant to which any third party is granted (i) any right to make, have made, use, sell, have sold, offer for sale, import or otherwise distribute any Seller Compound, or to otherwise Exploit any Transferred Intellectual Property, (ii) any covenant not to assert/sue or other immunity from suit under or any other rights to, any Transferred Intellectual Property, (iii) any ownership right or title, whether actual or contingent, to any Transferred Intellectual Property, or (iv) an option or right of first refusal relating to any Transferred Intellectual Property (collectively, “Outbound Licenses”); provided that Schedule 3.9(d) need not list (1) non disclosure agreements, (2) materials transfer agreements on customary terms, or (3) Service Contracts. Seller has delivered or otherwise made available to Buyer accurate and complete copies of all Outbound Licenses, and Seller or the applicable Seller Subsidiary is in compliance with all material terms and conditions of all Outbound Licenses.

(e) Schedule 3.9(e) lists all licenses, sublicenses and other agreements to which Seller or any Seller Subsidiary is a party and pursuant to which any third party grants to Seller or any Seller Subsidiary (i) any right to make, have made, use, sell, have sold, offer for sale, import or otherwise distribute any Seller Compound, or to otherwise Exploit any

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Transferred Intellectual Property, (ii) any covenant not to assert/sue or other immunity from suit under or any other rights to, any Intellectual Property claiming or covering the manufacture, use, sale, offer for sale, or import of any Seller Compound or any other Transferred Intellectual Property, (iii) any ownership right or title, whether actual or contingent, to any Intellectual Property claiming or covering the manufacture, use, sale, offer for sale, or import of any Seller Compound, or any other Transferred Intellectual Property, or (iv) an option or right of first refusal relating to any Intellectual Property claiming or covering the manufacture, use, sale, offer for sale, or import of any Seller Compound, or any other Transferred Intellectual Property (collectively, “Inbound Licenses”); provided that Schedule 3.9(e) need not list, and Inbound Licenses do not include, (1) licenses for off-the-shelf software or generally available software; (2) non disclosure agreements, (3) materials transfer agreements on customary terms, (4) Service Contracts, and (5) invention assignment agreements with employees, consultants and contractors that assign or grant to Seller or a Seller Subsidiary ownership of inventions and intellectual property developed in the course of providing services to Seller or a Seller Subsidiary by such employees, consultants and contractors. Schedule 3.9(e) also identifies all Inbound Licenses requiring Seller or any Seller Subsidiary to license, assign or otherwise grant rights to any third party for any additions, modifications or improvements to any Transferred Intellectual Property made by or for Seller or any Seller Subsidiary. Seller has delivered or otherwise made available to Buyer copies of all Inbound Licenses, and Seller or the applicable Seller Subsidiary is in compliance with all material terms and conditions of all Inbound Licenses.

(f) Schedule 3.9(f) lists all agreements for Development (including pre-clinical and clinical) or other services being provided by any Third Party related to the Seller Compounds (“Service Contracts”). Seller has delivered or otherwise made available to Buyer copies of all Service Contracts, and Seller or the applicable Seller Subsidiary is in compliance with all material terms and conditions of all Service Contracts. Seller has provided Buyer with access to all material Clinical Data and, to the extent existing in recorded form, all Program Know-How. Seller has provided to Buyer or made available current, true and complete copies of all Regulatory Materials.

(g) To Seller’s Knowledge, Seller’s conduct of the Program and Seller’s practice of any Transferred Intellectual Property has not infringed or misappropriated any Intellectual Property rights of any Person. Neither Seller nor any Seller Subsidiary has received any written communication (i) alleging that the conduct of the Program or the practice of any Transferred Intellectual Property infringes or misappropriates the Intellectual Property rights of any Person, or (ii) notifying Seller or any Seller Subsidiary that the practice of any Transferred Intellectual Property requires a license to any Person’s Intellectual Property.

(h) Neither Seller nor any Seller Subsidiary has brought any Proceeding alleging (i) infringement of any Transferred Intellectual Property, or (ii) breach of any Outbound License, and, to Seller’s Knowledge, there does not exist any fact which could reasonably form the basis of any such Proceeding. Neither Seller nor any Seller Subsidiary has entered into any agreement granting any third Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Transferred Intellectual Property.

(i) Seller has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of the Program Know-How.

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Seller and Seller Subsidiaries have complied in all material respects with all applicable legal requirements pertaining to privacy and security of protected health information within the Clinical Data or the Regulatory Materials. During the last three (3) years, neither Seller nor any Seller Subsidiary has received any written communication alleging any violation of applicable legal requirements pertaining to the privacy and security of protected health information within the Clinical Data or the Regulatory Materials.

(j) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreement, nor the consummation of the Transaction will (i) result in or give any other Person the right to cause a loss of, or Encumbrance, or restriction on any Transferred Intellectual Property, including without limitation any non-compete or similar restrictions related to the operation of the Program anywhere in the world; (ii) constitute a breach by Seller or any Seller Subsidiary of any Inbound Licenses or Outbound Licenses; (iii) result in the grant, assignment or transfer to any other Person of any license or other rights or interests under any Transferred Intellectual Property; or (iv) cause any modification, cancellation, termination, suspension of, or acceleration of any payment with respect to any Inbound License or Outbound License. Following the Closing, the Buyer will be permitted to exercise all of the rights of Seller and Seller Subsidiaries under the Assigned Contracts to the same extent Seller and Seller Subsidiaries are permitted to exercise such rights immediately prior to the Closing without any payment of any additional amounts or consideration, other than as expressly set forth in the Assigned Contracts.

(k) Each current or former employee, consultant and independent contractor employed by Seller or any Seller Subsidiary or providing services related to the Transferred Intellectual Property has executed a valid and binding written agreement (i) expressly assigning to Seller or Seller Subsidiaries all right, title and interest in any Transferred Intellectual Property invented, created, developed, conceived or reduced to practice during the term of such employee’s employment or such consultant’s or independent contractor’s work related to the Transferred Intellectual Property; and (ii) requiring each such employee, consultant or independent contractor to protect and preserve all confidential Transferred Intellectual Property and third party confidential information. Such assignments have either been directly assigned to Seller or indirectly assigned to Seller through intercompany agreements between Seller and Seller or any other Seller Subsidiary.

(l) Seller has not (i) sought, applied for or received any support, funding, resources, materials or assistance from any Government Entity, university, college or other educational or non-profit institution or research center in connection with the creation or development of the Transferred Intellectual Property or Seller Compounds, or (ii) used any facilities of a university, college, or other educational institution or research center in the development of any Seller Compounds or the creation or development of the Transferred Intellectual Property. To Seller’s Knowledge, no current or former employee who was in any way involved in (or has in any way contributed to) the creation or development of the Transferred Intellectual Property or the Seller Compounds has performed services for any Government Entity, university, college or other educational or non-profit institution or research center during a period of time during which such employee was also performing services for Seller or Seller Subsidiaries that would result in any adverse claim or right relating to the Transferred Intellectual Property. No Government Entity, university, college or other

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educational or non-profit institution or research center has any claim of right to ownership of or other liens, claims or interests with respect to the Transferred Intellectual Property, other than Permitted Encumbrances.

(m) Onyx did not exercise any option granted to it under that certain Development Collaboration, Option and License Agreement, dated December 24, 2008, by and between Seller and Onyx, as amended by that certain Letter Agreement, dated April 30, 2010, by and between Seller and Onyx, and as terminated by the Termination Agreement. As of the date hereof, Onyx has no right or claim, whether actual or contingent, to any Transferred Intellectual Property, any other Transferred Asset or any aspect of the Program.

Section 3.10 Regulatory Compliance.

(a) The use and operation of the Transferred Assets and the operation of the business of the Seller are in compliance in all material respects with all applicable Laws, there are no material violations of any such Laws, and neither Seller nor any Seller Subsidiary has received any written notice from the FDA or any other Regulatory Authority alleging any existing material non-compliance with any Laws applicable to the conduct of the Program.

(b) There are no pending or, to Seller’s Knowledge, threatened in writing actions by the FDA or other Regulatory Authorities which would prohibit or impede the conduct of the Program as currently conducted or contemplated to be conducted. Seller and Seller Subsidiaries have timely filed all forms, applications, statements, reports, data and other information required to be filed with any Regulatory Authority in connection with the conduct of the Program except where a failure to file timely would not reasonably be expected to have a Material Adverse Effect. Neither Seller nor any Seller Subsidiary has made any material false statements on, or, to Seller’s Knowledge, material omissions from, the applications, approvals, reports and other submissions Seller or any Seller Subsidiary has made to the FDA or other Regulatory Authorities prepared or maintained to comply with the requirements of the FDA or such other Regulatory Authorities relating to the Program that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or similar policies, or for any other Regulatory Authority to invoke any similar policies, set forth in any applicable Laws.

(c) No employee, and, to Seller’s Knowledge, no independent contractor, of Seller or Seller Subsidiaries has been excluded from participating in the Medicare program or any other program of a Government Entity. None of Seller’s or Seller Subsidiaries’ officers, directors, agents or management employees (as that term is defined in 42 U.S.C. § 1320a 5(b)), have been excluded from participating in the Medicare program or any other Government Program or been subject to sanction pursuant to 42 U.S.C. § 1320a 7a or 1320a 8 or been convicted of a criminal offense under the Anti-Kickback Statute (42 U.S.C. § 1320a 7b).

(d) Seller (i) is not a party to a corporate integrity agreement with the United States Office of Inspector General (“OIG”) regarding the Program, (ii) has no reporting obligations regarding the Program pursuant to any settlement agreement entered into with any Government Entity, (iii) has not made any disclosures, reports or any other filings, including disclosures or reports under the OIG’s Provider Self-Disclosure Protocol, to any Government

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Entity related to any violation of Law or potential violation of Law relating to the Program, (iv) to the Knowledge of Seller, has not been the subject of any government payor program investigation conducted by any federal or state enforcement agency related to the Program, (v) to the Knowledge of Seller, has not been a defendant in any qui tam/False Claims Act litigation related to the Program, and (vi) has not been served with or received any written search warrant, subpoena, civil investigative demand or contact letter from any federal or state enforcement agency related to the Program.

Section 3.11 FDA Compliance. Seller and the Seller Subsidiaries: (a) are and at all times have been in material compliance with all Laws applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of the Seller Compounds; (b) have not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the FDA or any other Government Entity alleging or asserting material noncompliance with any Laws or any Authorizations thereto required by any such Laws in connection with the Program; (c) possess all material Authorizations necessary for their conduct of the Program and Seller and the Seller Subsidiaries are not in material violation of any term of any such Authorizations; (d) have not received notice of any Proceeding from the FDA or any other Government Entity or third party alleging that any Seller Compound, or operation or activity related to any Seller Compound, is in violation of any Laws or Authorizations and has no knowledge that the FDA or any other Government Entity or third party is considering any such Proceeding; (e) have not received notice that the FDA or any other Government Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations related to the Program; and (f) have filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments with respect to the Program as required by any Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission).

Section 3.12 Clinical Studies. The preclinical studies and clinical trials of the Seller Compounds conducted by or on behalf of Seller and its Subsidiaries were and, if still ongoing, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Laws and Authorizations applicable to such studies and trials, including, without limitation, the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder. All materials used in such trials materially complied with applicable Governmental Authorization and Laws, and there have not been any material deficiencies or defects in such materials. The Seller and its Subsidiaries have not received any notices or correspondence from the FDA or any other Government Entity requiring the termination, suspension or material modification of any preclinical study or clinical trial of a Seller Compound conducted by or on behalf of Seller or its Subsidiaries. Neither Seller nor any of its Subsidiaries has received any communication from any Person threatening any claim or lawsuit against Seller or any of its Subsidiaries arising from the administration of a Seller Compound to any Person in the course of any clinical trial conducted by or on behalf of Seller or its Subsidiaries.

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Section 3.13 Contracts.

(a) Schedule 3.13(a) sets forth a complete and accurate list of all Contracts that relate to the Transferred Assets, other than (i) licenses for off-the-shelf software or generally available software; (ii) non-disclosure agreements, and (iii) invention assignment agreements with employees, consultants and contractors that assign or grant to the Seller or a Seller Subsidiary ownership of inventions and intellectual property developed in the course of providing services to the Seller or a Seller Subsidiary by such employees, consultants and contractors (the “Related Contracts”). Seller has made available to Buyer copies of all written Related Contracts and accurate written descriptions of all material terms of all oral Related Contracts. The non-assignment of any of the Related Contracts from Seller to Buyer in no way affects Seller’s ability to transfer all rights to the Clinical Data and Transferred Intellectual Property or to the ability of Buyer to in any way access, own and use the Clinical Data and Transferred Intellectual Property following the Closing Date.

(b) All Related Contracts are in full force and effect and are enforceable against each party thereto in accordance with the express terms thereof. There does not exist under any Related Contract any material violation, breach or event of default, or alleged material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of Seller or any of its Subsidiaries or, to the Knowledge of Seller any other party thereto. To the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Related Contract or result in termination thereof or would cause or permit the acceleration or other changes of any right or obligation or loss of any benefit thereunder. There are no material disputes pending or threatened under any Related Contract.

(c) There are no outstanding powers of attorney in favor of any Person relating to any Transferred Asset.

(d) Each of the Seller-sponsored or Seller Subsidiary-sponsored clinical trials of the Seller Compounds that is the subject of any Contract listed on Schedule 3.13(a) has been completed. There are no amounts due and payable by Seller or any Seller Subsidiary under any such Contracts, the term of each such Contract has expired (subject to survival of specified provisions as set forth in each such Contract), and Seller or the applicable Seller Subsidiary has, as of the date hereof, effectively obtained ownership and possession of all Clinical Data generated under such Contracts.

Section 3.14 Territorial Restrictions. None of Seller or any of its Subsidiaries is restricted by any agreement or understanding with any Person from conducting the Program anywhere in the world, except for such restrictions that, individually or in the aggregate, would not reasonably be expected to be material to the Buyer following the Closing.

Section 3.15 Absence of Certain Changes and Events. Since March 31, 2011, Seller has not experienced any event or condition, and to Seller’s Knowledge no event or condition is threatened, that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Transferred Assets.

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Section 3.16 Confidentiality. Seller and its Affiliates have taken commercially reasonable and customary measures and precautions to preserve the confidential nature of all material confidential information (including, without limitation, any Know-How and other proprietary information) with respect to the Transferred Assets.

Section 3.17 Insurance Claims. Schedule 3.17 sets forth a list of all pending claims and the claims history for Seller primarily related to the Transferred Assets under the insurance policies owned by Seller for the past three years. There are no pending claims primarily related to the Transferred Assets under any of such insurance policies described in the immediately preceding sentence as to which coverage has been denied or disputed in any material respect by the insurer.

Section 3.18 Title to Transferred Assets. Seller has good and valid title to all of the Transferred Assets (other than any Intellectual Property subject to Inbound Licenses). All such Transferred Assets are free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.19 Suppliers. Schedule 3.19 sets forth with respect to the Transferred Assets (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to Seller with respect to the Transferred Assets or to otherwise terminate or materially reduce its relationship with Seller with respect to the Transferred Assets.

Section 3.20 Solvency.

(a) Seller is not now insolvent and will not be rendered insolvent by the Transaction. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b) Immediately after giving effect to the consummation of the Transaction: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

Section 3.21 Foreign Corrupt Practices. Seller does not own any securities of Buyer. Neither Seller, nor to the knowledge of Seller, any agent or other person acting on behalf of Seller, has, in connection with the Program, (i) directly or indirectly, used any funds for unlawful

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contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Seller (or made by any person acting on its behalf of which Seller is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.22 Securities Law Matters. Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Exchange Act, as presently in effect. Seller understands that the shares of preferred stock issued by Buyer as part of the Upfront Equity Consideration are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. Seller understands that any shares issued as part of the Upfront Equity Consideration may bear the following or a similar legend:

“THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

Section 3.23 Finders’ Fees. Except for the fees of ThinkEquity, LLC, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Subsidiaries who might be entitled to any fee or commission from Seller or any of its Subsidiaries in connection with the Transaction.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows.

Section 4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington. Buyer has all requisite corporate power and authority to own and operate its respective properties and assets and to carry on its respective business as currently conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its respective properties and assets or the conduct of its respective business requires such

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qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, impair or delay Buyer’s ability to perform its obligations hereunder.

Section 4.2 Corporate Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreement have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreement.

Section 4.3 Consents and Approvals. Except as set forth on Schedule 4.3, no consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Government Entity or Self-Regulatory Organization or other Person in connection with the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreement other than those the failure of which to obtain, give or make would not, individually or in the aggregate, materially impair or delay the ability of Buyer to effect the Closing or to perform its obligations under this Agreement and the Ancillary Agreement.

Section 4.4 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the Governing Documents of Buyer, (ii) assuming the receipt of all Governmental Authorizations held by the Buyer and the making of notices and filings set forth on Schedule 4.3 or required to be made or obtained by Seller, to the Knowledge of Buyer, violate or result in a breach of or constitute a default under any Law to which Buyer is subject.

Section 4.5 Binding Effect. This Agreement and the Ancillary Agreement, when executed and delivered by Seller, will constitute valid and legally binding obligations of Buyer enforceable against it in accordance with their respective terms, subject to the Bankruptcy Exception.

Section 4.6 Litigation and Claims. Except as set forth on Schedule 4.6, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the Knowledge of Buyer, threatened against Buyer that, individually or in the aggregate, would impair or delay the ability of Buyer to effect the Closing. Buyer is not subject to any Order that, individually or in the aggregate, would impair or delay the ability of Buyer to effect the Closing.

Section 4.7 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Buyer consists of (i) 383,333,333 shares of Buyer common stock and (ii) 1,666,666 shares of Buyer preferred stock. As of the close of business on the day immediately preceding the date of this Agreement, (i) 227,714,600 shares of Buyer common stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) no shares of Buyer

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common stock are held in the treasury of Buyer, (iii) no shares of Buyer common stock are held by Subsidiaries of Buyer, (iv) 1,451,640 shares of Buyer common stock are reserved for future issuance pursuant to stock options, (v) 1,019,166 shares of Buyer common stock are reserved for future issuance pursuant to Buyer’s equity incentive plans, (vi) 225,974 shares of Buyer common stock are reserved for future issuance pursuant to the Buyer’s employee stock purchase plan, (vii) 65 shares of Buyer common stock are reserved for future issuance pursuant to rights to restricted shares and (viii) 35,088,958 shares of Buyer common stock are reserved for future issuance upon exercise of the Buyer’s outstanding warrants to purchase Buyer common stock. As of the date of this Agreement, no shares of Buyer preferred stock are issued and outstanding. As of the date of this Agreement, pursuant to Buyer’s shareholder rights plan, dated December 28, 2009, one preferred stock purchase right is attached to and traded with each share of Buyer common stock. Except as set forth in this Section 4.7, as of April 17, 2012, there were no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Buyer or obligating Buyer to issue or sell any shares of capital stock of, or other equity interests in, Buyer. All shares of Buyer common stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b) All shares of Buyer common stock or preferred stock to be issued pursuant to Section 2.5, or pursuant to Section 2.12 and Section 2.19: (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Buyer’s certificate of incorporation or bylaws or any agreement to which Buyer is a party or is bound, and (ii) will, when issued, be registered (in the case of shares to be issued pursuant to Section 2.12 and Section 2.19) or exempt from registration (in the case of shares to be issued pursuant to Section 2.5) under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws, and (iii) will, when issued, be approved for listing on the NASDAQ National Market or any other national securities exchange on which Buyer’s common stock is listed, subject to official notice of issuance.

Section 4.8 SEC Filings; Financial Statements.

(a) Buyer has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2011 under the Securities Act or the Exchange Act (collectively, the “Buyer SEC Reports”). The Buyer SEC Reports at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder. No Subsidiary of Buyer is required to file any form, report, statement, schedule or other document with the SEC under the Securities Act or the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Buyer SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10 Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Buyer and its consolidated Subsidiaries

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as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not, in the aggregate, material to Buyer and its Subsidiaries, taken as a whole).

(c) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Buyer SEC Reports that would reasonably be expected to delay Buyer’s performance of its obligations under the Ancillary Agreement. To the Knowledge of Buyer, none of the Buyer SEC Reports is the subject of ongoing SEC review that would reasonably be expected to delay Buyer’s performance of its obligations under the Ancillary Agreement.

Section 4.9 Access. Buyer and its representatives have been given full access to the assets, books, records, Contracts and employees of Seller, and have been given the opportunity to meet with officers and other representatives of Seller for the purpose of investigating and obtaining information regarding Seller’s business, operations and legal affairs, including, without limitation, the Program. Neither Buyer nor any of its representatives has had unauthorized access to, or has used, any confidential information of Seller regarding the process undertaken by Seller in connection with Seller’s solicitation of potential acquisition offers or the terms of any such other offers.

Section 4.10 Reliance. Buyer has not relied on and is not relying on any representations, warranties or other assurances regarding Seller, the Program or the Transferred Assets other than those representations and warranties expressly set forth in Article III of this Agreement.

Section 4.11 No Buyer Vote Required. No vote or other action of the stockholders of Buyer is required by applicable Law, the articles of incorporation of Buyer, the bylaws of Buyer or otherwise in order for Buyer to consummate the Transaction.

Section 4.12 Financing. Buyer will have at the Closing sufficient funds on hand and available through existing liquidity facilities to pay the Upfront Consideration (without restrictions on drawdown that would delay payment thereof).

Section 4.13 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE V

COVENANTS

Section 5.1 Access and Information. From the date hereof until the Closing, subject to reasonable rules and regulations of Seller and any applicable Laws, Seller shall: (i) afford Buyer and its Representatives full and free access, during regular business hours, to the Transferred Assets and employees or consultants of Seller with knowledge of the Transferred Assets; provided, however, that Buyer acknowledges that after April 30, 2012, Seller may have no employees and as few as one consultant available for such purpose, and such lack of personnel shall neither constitute a breach of this Agreement by Seller nor be a condition to Buyer’s

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obligation to effect the Closing; (ii) furnish Buyer with copies of such Contracts, other relevant agreements and Governmental Authorizations held by Seller or any of its Subsidiaries or related to the Transferred Assets as Buyer may reasonably request; and (iii) furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Transferred Assets as Buyer from time to time reasonably requests, and (iv) instruct the employees of Seller, and its counsel and financial advisors to cooperate with Buyer in its investigation of the Transferred Assets. No investigation pursuant to this Section 5.1 shall alter any representation or warranty given hereunder by Seller. All information received pursuant to this Section 5.1 shall be governed by the terms of the Confidentiality Agreement. In the event that Buyer requests any document or material pursuant to this Section 5.1 for which any attorney-client or other legal privilege is available, Seller’s obligation to provide Buyer with access to such document or material shall be conditioned upon execution by Seller and Buyer of an appropriate common interest and confidentiality agreement in reasonable and customary form.

Section 5.2 Conduct of Business. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Buyer otherwise agrees in writing in advance, Seller shall use its commercially reasonable best efforts to preserve intact the Transferred Assets as in existence on the date of this Agreement. By way of amplification and not in any way limiting the prior sentence, during the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Buyer shall otherwise consent (which consent shall not be unreasonably withheld), Seller shall not, and shall cause each of its Subsidiaries not to:

(a) incur, create or assume any Encumbrance (other than Permitted Encumbrances) on any of the Transferred Assets;

(b) sell, lease, license, transfer or dispose of any Transferred Assets;

(c) terminate or extend or modify any Related Contract;

(d) enter into any contract, arrangement or commitment related to the Transferred Assets;

(e) dispose of or permit to lapse any rights in, to or for the use of any Transferred Intellectual Property, or disclose to any Person not an employee any Transferred Intellectual Property not heretofore a matter of public knowledge, except pursuant to judicial or administrative process;

(f) settle any claims, actions, arbitrations, disputes or other Proceedings (i) that would impair the ability of Seller or any of its Subsidiaries to consummate the transactions contemplated by this Agreement and the Ancillary Agreement, or (ii) affecting the Transferred Assets;

(g) do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect at such time;

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(h) acquire any securities of Buyer; and

(i) authorize or enter into any agreement or commitment with respect to any of the foregoing.

In addition, Seller shall continue to take commercially reasonable best efforts and customary measures and precautions necessary to protect and maintain the confidentiality of the Program Know-How, consistent with Seller’s past practice.

Section 5.3 No Shop.

(a) Until the earlier of the termination of this Agreement and the Closing, Seller shall not and shall cause its Subsidiaries and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, encourage or entertain any inquiries or proposals, or discuss, negotiate with or enter into any understanding, arrangement or agreement, relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Transferred Assets to any Person other than Buyer or its Affiliates, or (ii) knowingly disclose, directly or indirectly, to any Person (other than Buyer and its Representatives) any confidential information concerning the Transferred Assets except as necessary to conduct the Transferred Assets in the ordinary course of business (except as expressly contemplated by Section 5.10(a)). In the event that Seller or any of its Affiliates receives a proposal or inquiry for such a transaction, Seller will provide Buyer with notice thereof as soon as practical after receipt or awareness thereof and in any event within twenty-four (24) hours of such receipt or awareness which notice may, in Seller’s sole discretion, include the identity of the prospective buyer or soliciting party.

(b) The parties acknowledge that there may be no adequate remedy at Law for a breach of Section 5.3(a) and that money damages may not be an appropriate remedy for breach of such Section. Therefore, the parties agree that Buyer has the right to seek injunctive relief and specific performance of Section 5.3(a) in the event of any breach of such Section in addition to any rights it may have for damages.

Section 5.4 Commercially Reasonable Best Efforts. Seller and Buyer shall cooperate and use their respective commercially reasonable best efforts to fulfill as promptly as practicable the conditions precedent to the other party’s obligations hereunder, including securing as promptly as practicable all Authorizations required in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, neither Buyer nor Seller shall be required to (i) agree to sell, divest, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that could reasonably limit their freedom of action with respect to, or their ability to retain, one or more businesses, product lines or assets, or (ii) litigate, (or defend) against any Proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated hereby as violative of any competition Law.

Section 5.5 Tax Matters.

(a) Seller Liability for Taxes. Seller shall be liable for (i) any Taxes imposed with respect to the Transferred Assets or any income or gain derived with respect thereto for the

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taxable periods, or portions thereof, ended on or before the Closing Date, (ii) Losses directly or indirectly relating to or arising out of any liability for Taxes imposed with respect to the Transferred Assets or any Transferred Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date and (iii) any Transfer Taxes for which Seller is liable pursuant to Section 5.5(e).

(b) Buyer Liability for Taxes. Buyer shall be liable for (i) any Taxes imposed with respect to any Transferred Assets or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date, (ii) Losses directly or indirectly relating to or arising out of any liability for Taxes imposed with respect to any Transferred Assets or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date, and (iii) any Transfer Taxes for which Buyer is liable pursuant to Section 5.5(e).

(c) Proration of Taxes. To the extent necessary to determine the liability for Taxes with respect to the Transferred Assets or any income or gain derived with respect thereto for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing Date, except that those actual property taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis.

(d) Tax Returns. Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to all Transferred Assets for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, and Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to all Transferred Assets for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns.

(e) Transfer Taxes. All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that maybe imposed or assessed as a result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be borne equally by Buyer and Seller on a timely basis. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed by Seller, at its expense, and Seller will use its commercially reasonable best efforts to provide such Tax Returns to Buyer at least ten (10) Business Days prior to the date such Tax Returns are due to be filed.

(f) Assistance and Cooperation. After the Closing Date, the parties shall cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns with respect to the Transferred Assets or any income or gain derived with respect thereto and payments in respect thereof. Each party shall (i) provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to any such Taxes for which such other party or any of its Affiliates may have a liability under this Agreement and (ii) furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any audit or information request with respect to any Taxes referred to in (i).

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Section 5.6 Ancillary Agreement. At the Closing, each of Seller and Buyer shall execute and deliver the Ancillary Agreement.

Section 5.7 Notification.

(a) Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if it becomes aware of (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to cause, any representation or warranty made by Seller hereunder to be untrue or inaccurate in any material respect (without giving effect to any materiality or Material Adverse Effect qualification in such representation or warranty), or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VI to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the Ancillary Agreement; (iii) any notice or other communication from any Government Entity in connection with the transactions contemplated by this Agreement or the Ancillary Agreement; (iv) has caused, or would reasonably be expected to cause, any covenant or agreement of Buyer hereunder not to be complied with in any material respect, or (v) any Proceeding commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Transferred Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.6 or that relates to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreement. No such notification shall affect the representations or warranties of Seller, or Buyer’s right to rely thereon, or the conditions to the obligations of Buyer.

(b) Buyer’s receipt of information pursuant to this Section 5.7 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement or the Ancillary Agreement and shall not be deemed to amend or supplement the Seller Disclosure Schedules, unless set forth in a written supplement to the Seller Disclosure Schedules delivered to Buyer as set forth below in this Section 5.7(b). Should any such fact or condition require any change to the Seller Disclosure Schedule, Seller shall promptly deliver to Buyer a supplement to the Seller Disclosure Schedule specifying such change. Such delivery shall not affect any rights of Buyer under Article VI, Article VII or Section 9.2.

(c) Between the date of this Agreement and the Closing, Buyer shall promptly notify Seller in writing if it becomes aware of any fact, circumstance, event or action the existence, occurrence or taking of which (i) has caused in, or would reasonably be expected to cause, any representation or warranty made by Buyer hereunder to be untrue or inaccurate in any material respect, or (ii) has caused, or would reasonably be expected to cause, any covenant or agreement of Buyer hereunder not to be complied with in any material respect. No such notification shall affect the representations or warranties of Buyer, or Seller’s right to rely thereon, or the conditions to the obligations of Seller.

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Section 5.8 Non-Competition.

(a) Seller agrees that for the period commencing on the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date, Seller shall not engage, either directly or indirectly, alone or with others, in the clinical development or commercialization of any small molecule compound, the primary mechanism of action of which is selective and specific inhibition of JAK2 (a “Competing Compound”), for the treatment of cancer, Myelofibrosis, Psoriasis or Rheumatoid Arthritis (a “Competing Business”); provided, however, that this Section 5.8 shall not be construed to prohibit or restrict any third party acquiror of Seller (a “Third Party Acquiror”), whether by merger, sale of stock, sale of assets or otherwise (a “Change of Control Transaction”), or any of such Third Party Acquiror’s affiliated companies, from engaging in a Competing Business, if the applicable Competing Compound is: (i) controlled by the Third Party Acquiror or any of its affiliated companies prior to consummation of such Change of Control Transaction; (ii) acquired (whether by in license or otherwise) by such Third Party Acquiror or any of its affiliated companies after consummation of such Change of Control Transaction; or (iii) developed internally by such Third Party Acquiror or any of its affiliated companies, either before or after consummation of such Change of Control Transaction, in each case without the use of or reference to Confidential Information of Buyer.

(b) The parties acknowledge that there may be no adequate remedy at Law for a breach of Section 5.8(a) and that money damages may not be an appropriate remedy for breach of such Section. Therefore, the parties agree that Buyer has the right to seek injunctive relief and specific performance of Section 5.8(a) in the event of any breach of such Section, in addition to any rights it may have for damages.

Section 5.9 Further Assurances. From time to time after the Closing Date, each party hereto shall, and shall cause its Affiliates, promptly to execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other party hereto and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the Transaction. Without limiting the generality of the foregoing, to the extent that Buyer or Seller discover following Closing that any asset that was intended to be transferred pursuant to this Agreement was not transferred at Closing, Seller shall or shall cause its Subsidiaries promptly to assign and transfer to Buyer all right, title and interest in such asset, (ii) Seller shall or shall cause its Subsidiaries to assist Buyer or its designee with respect to the prosecution, maintenance and enforcement of the Transferred Intellectual Property by Buyer or its designee after the Closing, including submitting on behalf of Buyer or its designee any oaths, declarations or affidavits as required or advisable under applicable Law, and (iii) if required or advisable under applicable Law, Seller shall or shall cause its Subsidiaries to cooperate with and assist Buyer or its designee in pursuing any Patent Term Extension for any Patent included in the Transferred Intellectual Property.

Section 5.10 Confidentiality.

(a) Except as otherwise provided herein, Seller shall treat as confidential and shall safeguard any and all nonpublic, confidential or proprietary information included in the Transferred Assets (“Confidential Information”), in each case by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or

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disclosure of such Confidential Information; provided, however, that the publication of those pending or in-process publications set forth on Schedule 5.10 and relating to the Seller Compounds of which Seller notified Buyer prior to the date of this Agreement shall not constitute a breach of this Section 5.10.

(b) Buyer and Seller acknowledge that the confidentiality obligations set forth herein shall not extend to (i) any information which was in, or comes into, the public domain through no breach of this Agreement or the Ancillary Agreement by Seller, (ii) any information in the possession of any Third Party Acquiror prior to a Change of Control Transaction, other than as a result of disclosure by Seller, (iii) any information that is independently developed or discovered by any Third Party Acquiror without reference to nonpublic, confidential or proprietary information included in the Transferred Assets, (iv) is rightfully communicated to any Third Party Acquiror by another third party, free and clear of any obligation of confidence, or (v) is or was communicated by Buyer to an unaffiliated third party free of any obligation of confidence. In addition, Seller shall not be prohibited from disclosing any portion of the Confidential Information that Seller is required to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law.

(c) In the event of a breach of the obligations hereunder by Buyer or Seller, the other party, in addition to all other available remedies, will be entitled to seek injunctive relief to enforce the provisions of this Section 5.10 in any court of competent jurisdiction.

Section 5.11 Springing SB1518 Grant-Back. If Buyer has not started Development of SB1518 in Japan or entered into a Partnership Arrangement for SB1518 in Japan prior to the eighteen (18) month anniversary of the Closing, Buyer shall (a) transfer and assign all rights of Buyer in Asia to Products (including Patents and Patent applications) initially acquired by Buyer from Seller back to Seller; (b) grant, and, subject to Closing of the Transaction, hereby does grant (if Buyer has not started Development of SB1518 in Japan or entered into a Partnership Arrangement for SB1518 in Japan prior to the eighteen (18) month anniversary of the Closing), Seller an exclusive, royalty-free license, including the right to sublicense, under Intellectual Property rights created by Buyer after the date hereof and necessary or useful for the development, manufacture or commercialization of Products in Asia, solely to develop, manufacture and commercialize Products in Asia; (c) assign to Seller all regulatory submissions and approvals for any Product filed with any Regulatory Authority in Asia; (d) provide to Seller a copy of all data generated by or on behalf of Buyer (or its Affiliates or Sublicensees) with respect to Products, for use by Buyer solely to obtain and maintain Regulatory Approvals for Products in Asia and to comply with applicable Law in Asia; and (e) grant to Seller the right to reference and access Buyer’s and Affiliates of Buyer’s regulatory filings and approvals for Products outside of Asia for the sole purpose of obtaining and maintaining regulatory approvals for Products in Asia.

Section 5.12 Assistance in Proceedings. For a period of forty-five (45) days after the Closing Date, Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its Books and Records in connection with, any proceeding involving or relating to (a) any contemplated transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving

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Seller or the Transferred Assets; in each case, at Buyer’s sole expense, except to the extent that Seller is expressly obligated to provide any such requested cooperation or assistance by the express terms of this Agreement (other than this Section 5.12).

Section 5.13 Transfer of Regulatory Materials; Interim Responsibility.

(a) Seller will assign to Buyer any and all Regulatory Materials, except only for only any regulatory filings Buyer requests in writing not to be assigned.

(b) Within two (2) Business Days after the Closing Date, Seller shall (i) send letters (in form and substance satisfactory to Buyer) to the FDA and other Regulatory Authorities indicating that the Regulatory Materials are transferred to Buyer and that Buyer is the new owner of the Regulatory Materials as of the Closing Date, and (ii) provide to Buyer a copy of said letters.

(c) Promptly after the Closing Date, the parties will cooperate in transferring the Regulatory Materials to Buyer. The target date for the transfer shall be agreed upon by the parties, but shall not be later than twenty (20) days after the Closing Date. Prior to the Closing, the parties will agree upon procedures to ensure a smooth transition from Seller to Buyer of all of the activities required to be undertaken by the Regulatory Materials holder, including adverse experience reporting, quarterly and annual reports to FDA, handling and tracking of complaints, sample tracking, and communication with health care professionals and customers. Within twenty (20) days after the Closing Date, Seller will forward to Buyer a complete copy of the Regulatory Materials for the Seller Compounds, as well as copies of all correspondence with, and periodic and other reports (including adverse event reports and the underlying data) to, Regulatory Authorities with respect to the Seller Compounds or Regulatory Materials. Seller will cooperate with Buyer to ensure a smooth transition of the Program, and in obtaining the cooperation of Seller and its distributors and licensees of the Seller Compounds with the transfer of adverse experience reporting obligations from Seller to Buyer.

(d) Until the Regulatory Materials have been transferred to Buyer, Seller shall be responsible for maintaining them. After such transfer, Buyer will assume all responsibility for the Regulatory Materials, at Buyer’s sole cost and expense. Each party shall cooperate with the other in making and maintaining all regulatory filings that may be necessary in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreement.

(e) Seller will transfer to Buyer, at no cost to Buyer, any and all documented Clinical Data and Program Know-How in its possession and control, and Seller will, to the extent any such Clinical Data or Program Know-How exists in a form suitable for electronic transfer, make any transfer electronically.

(f) To the extent requested by Buyer, for a period of six (6) months following the Closing, Seller will provide such assistance as may be reasonably necessary to transfer and/or transition, over a reasonable period of time, to Buyer any Assigned Contracts.

Section 5.14 Communication With Agencies. Until the Regulatory Materials are transferred to Buyer, Seller shall have responsibility for all communications with the FDA relating to the Seller Compounds, and Seller will promptly provide Buyer with copies of all

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communications to or from the FDA with respect to the Seller Compounds and/or the manufacture thereof. After such transfer has been completed, Buyer shall have responsibility for all such communications. Seller shall promptly provide Buyer with copies of any communications or contacts it sends to or receives from any other Government Entity concerning the Seller Compounds.

Section 5.15 Adverse Experience Reporting.

(a) Until the Regulatory Materials are transferred to Buyer, Seller shall be responsible for the adverse experience and safety reporting for the Product in compliance with the requirements of applicable Law (including Healthcare Laws). After the Regulatory Materials are transferred to Buyer, Buyer shall assume such responsibility. Buyer and Seller agree to meet promptly after the Closing Date to determine mutually agreeable reporting procedures to communicate the information as required under this Section 5.15.

(b) Until the Regulatory Materials are transferred to Buyer, Seller shall be responsible for (i) maintaining the global safety database for the Seller Compounds, (ii) monitoring of all clinical experiences for the Seller Compounds and (iii) safety monitoring, pharmacovigilance surveillance, compliance and filing of all required safety reports to Regulatory Authorities, including without limitation annual safety reports, as and to the extent required by applicable Law (including Healthcare Laws) for any study conducted by or for Seller with respect to the Seller Compounds.

On or before the Closing Date, Seller shall provide Buyer with a summary of the information relating to the investigation and reporting of adverse experiences regarding Seller Compounds and any existing material safety data sheets with respect to the Seller Compounds as of the Closing Date. After the Closing Date and until the Regulatory Materials are transferred to Buyer, Buyer agrees to submit to Seller all adverse drug experience information brought to the attention of Buyer with respect to the Seller Compounds, as well as any material events and matters concerning or affecting the safety or efficacy of the Seller Compounds brought to the attention of Buyer, via facsimile to the attention of Seller. After the Regulatory Materials have been transferred to Buyer, Seller shall assist Buyer with the provision of data relating to adverse experiences for the Seller Compounds after such transfer to Buyer. Additionally, after the transfer of the Regulatory Materials to Buyer, Seller shall provide Buyer with all adverse drug experience information brought to the attention of Seller with respect to the Seller Compounds, as well as any materials events and matters concerning or affecting the safety or efficacy of the Seller Compounds brought to the attention of Seller, via facsimile to the attention of Buyer.

Section 5.16 Financial Statement Reporting. If Buyer notifies Seller in writing prior to the Closing that Buyer has determined that it is legally required to include audited or unaudited historical financial statements and related schedules of Seller or pro forma financial statements giving effect to the Transaction prepared in accordance with U.S. GAAP with respect to the Transferred Assets prior to the Closing Date for inclusion in its reports with the SEC, then, solely during the 30-day period after Closing, Seller shall provide commercially reasonable best efforts to cooperate with Buyer in Buyer’s preparation of any such financial statements, and provide reasonable access to the Books and Records and available financial and accounting personnel of Seller and its auditors; in each case, at Buyer’s sole expense.

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Section 5.17 Certain Intellectual Property Covenants.

(a) If and to the extent that any Patent owned or Controlled by Seller as of the date hereof or the Closing Date that is not part of the Transferred Intellectual Property would, as of the date hereof or hereafter, in the absence of a license thereunder, be infringed by the manufacture, use, sale, offer for sale or import of a Seller Compound, Seller hereby grants to Buyer and its Affiliates a perpetual and irrevocable (except under the circumstances and to the extent set forth in Section 5.11), worldwide (but excluding Asia in the event Buyer has not started Development of SB1518 in Japan or entered into a Partnership Arrangement for SB1518 in Japan prior to the eighteen (18) month anniversary of the Closing), royalty-free, non-exclusive license, under such Patent, solely to make, have made, use, sell, have sold, offer for sale and import such Seller Compound. In addition, if and to the extent that any Know-How owned or Controlled by Seller as of the date hereof or the Closing Date that is not part of the Transferred Intellectual Property is necessary or useful for the manufacture, use, sale, offer for sale or import of a Seller Compound, Seller hereby grants to Buyer a perpetual, irrevocable, worldwide, royalty-free, non-exclusive license, under such Know-How, solely to make, have made, use, sell, have sold, offer for sale and import such Seller Compound. The foregoing licenses shall include the right to sublicense, through multiple tiers of sublicense, solely in conjunction with the grant by Buyer to a Sublicensee of the right to make, have made, use, sell, have sold, offer for sale, and import the applicable Seller Compound.

(b) If and to the extent that any Program Patent would, as of the date hereof or hereafter, in the absence of a license thereunder, be infringed by the manufacture, use, sale, offer for sale or import of SB1317, Buyer hereby grants to Seller a perpetual, irrevocable, worldwide, royalty-free, non-exclusive license, under such Program Patent, solely to make, have made, use, sell, have sold, offer for sale and import SB1317. In addition, if and to the extent that any Program Know-How is necessary or useful for the manufacture, use, sale, offer for sale or import of SB1317 and was disclosed to any third party licensee of SB1317 prior to the date hereof, Buyer hereby grants to Seller a perpetual, irrevocable, worldwide, royalty-free, non-exclusive license, under such Program Know-How, solely to make, have made, use, sell, have sold, offer for sale and import SB1317. The foregoing licenses shall include the right to sublicense, through multiple tiers of sublicense, solely in conjunction with the grant by Seller to a third party of the right under any Excluded Assets to make, have made, use, sell, have sold, offer for sale and import SB1317.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a) Representations and Warranties. No event or events shall have occurred since the date of this Agreement which, individually or in the aggregate, has had a Material Adverse Effect. The representations and warranties of Seller set forth in Article III (without giving effect to any supplement to the Seller Disclosure Schedule pursuant to Section 5.7(b)) shall be true and correct in all material respects as of the date of this Agreement, and shall be true

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and correct in all material respects as of the date of Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of the earlier date).

(b) Covenants. Seller shall have performed and complied in all material respects with all of its covenants contained in Article V at or before the Closing (to the extent that such covenants require performance at or before the Closing).

(c) Ancillary Agreement. Seller shall have executed and delivered the Ancillary Agreement.

(d) Consents. All Seller Required Approvals set forth on Schedule 3.3(b) shall have been obtained and shall be in full force and effect, except to the extent the failure to obtain any such consent would not, in the reasonable judgment of Buyer, be material to the Transferred Assets or Buyer.

(e) Seller Shareholder Approval. The Transactions contemplated by this Agreement shall have received the requisite approval of the Seller’s shareholders.

(f) Certificate. Buyer shall have received one or more certificates, each signed by a duly authorized officer of Seller and dated the Closing Date, (i) to the effect that the conditions set forth in Section 6.1(a) and 6.1(b) have been satisfied, (ii) certifying, as complete and accurate as of the Closing, attached copies of the governing documents of Seller, and (iii) certifying and attaching all requisite resolutions or actions of the governing body for Seller approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(g) No Prohibition. No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Transaction shall have been issued by any court of competent jurisdiction and remain in effect.

Section 6.2 Conditions to the Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of the earlier date).

(b) Covenants. Buyer shall have performed and complied with all of its covenants contained in Article V (disregarding any failure to perform or comply that was inadvertent or unintentional) at or before the Closing (to the extent that such covenants require performance by Buyer at or before the Closing), except where the failure to perform and comply with such covenants does not have a material adverse effect on the aggregate benefits to be derived by Seller from the transactions contemplated by this Agreement.

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(c) Ancillary Agreement. Buyer shall have executed and delivered the Ancillary Agreement.

(d) Consents. All Buyer Required Approvals shall have been obtained and shall be in full force and effect, except to the extent the failure to obtain any such consent does not have a material adverse effect on the aggregate benefits to be derived by Seller from the transactions contemplated by this Agreement.

(e) Certificate. Seller shall have received a certificate, signed by a duly authorized officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and 6.2(b) have been satisfied.

(f) No Prohibition. No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Transaction shall have been issued by any court of competent jurisdiction and remain in effect.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 7.1 Survival. The representations and warranties, covenants and obligations of Seller and Buyer contained in this Agreement, the Seller Disclosure Schedule, the certificates delivered pursuant to Section 6.1 and Section 6.2 and any other certificates or documents delivered pursuant to this Agreement shall survive the Closing for the period set forth in this Section 7.1. All representations and warranties contained in this Agreement and the Ancillary Agreement and all claims with respect thereto shall terminate upon the expiration of eighteen (18) months after the Closing Date, except that the representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Corporate Authorization), Section 3.5 (Binding Effect), Section 3.7 (Taxes), Section 3.9 (Intellectual Property), Section 3.18 (Title to Purchased Assets), Section 3.23 (Finders Fees), Section 4.1 (Organization and Qualification), Section 4.2 (Corporate Authorization) and Section 4.5 (Binding Effect) (collectively, the “Fundamental Representations”) shall survive until thirty-six (36) months after the Closing Date; it being understood that in the event notice of any claim for indemnification under Section 7.2 or Section 7.3 hereof has been given (within the meaning of Section 9.1) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved. The right to indemnification, reimbursement or other remedy based upon the representations and warranties, covenants and obligations contained in this Agreement shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date .

Section 7.2 Indemnification by Seller. Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties”, and, collectively with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses imposed on,

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sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, arising from (i) any breach or inaccuracy of any representation or warranty made by Seller contained in this Agreement (without giving effect to any supplement to the Seller Disclosure Schedule) as of the date of this Agreement, or as of the Closing Date as if such representation or warranty had been made on and as of the Closing Date, in each case for the period such representation or warranty survives; (ii) any breach of any covenant, obligation or agreement of Seller contained in this Agreement, (iii) any of the Excluded Liabilities, (iv) any Indemnified Taxes, (v) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on Seller’s behalf) in connection with any transactions contemplated by this Agreement, (vi) any matters relating to Seller’s title to any or all of the Transferred Assets to the extent relating to, arising from or in connection with circumstance, actions, events or conditions occurring or existing on or prior to the Closing Date, and (vii) resulting from the ownership and operation of the Transferred Assets on or prior to the Closing Date; provided, however, that for purposes of computing the amount of Losses incurred or paid by a Buyer Indemnified Party, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements that are actually received by such Buyer Indemnified Party or any of such Buyer Indemnified Party’s Affiliates in connection with such Losses or the circumstances giving rise thereto; and provided, further, that solely for purposes of computing the amount of Losses incurred or paid by a Buyer Indemnified Party with respect to any claim arising under clause (i) of this Section 7.2, any qualifications relating to materiality, including the term “Material Adverse Effect,” shall be disregarded.

Section 7.3 Indemnification by Buyer. Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from, (i) any breach or inaccuracy of any representation or warranty made by Buyer contained in this Agreement for the period such representation or warranty survives, (ii) any of the Assumed Liabilities, and (iii) any breach of a covenant or agreement of Buyer contained in this Agreement, (iv) any and all Taxes for which Buyer is responsible in accordance with Section 5.5 or (v) the ownership and operation of the Transferred Assets from and after the Closing Date; provided, however, that solely for purposes of computing the amount of Losses incurred or paid by a Seller Indemnified Party with respect to any claim arising under clause (i) of this Section 7.3, any qualifications relating to materiality shall be disregarded.

Section 7.4 Third Party Claim Indemnification Procedures.

(a) In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder, is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party in writing of

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such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party except to the extent the Indemnifying Party is materially and adversely prejudiced thereby. The Indemnifying Party shall have a period of thirty (30) days from receipt of such Claim Notice within which to object to or contest the indemnity obligation relating to such Third Party Claim; provided, however, that no action taken, or not taken, by the Indemnified Party with respect to or relating in any way to the Claim Notice, the Third Party Claim or the facts underlying such Third Party Claim prior to the expiration of such thirty (30) days period shall impact, reduce or otherwise harm such Indemnified Party’s right to indemnification pursuant to this Section 7.5. If the Indemnifying Party does not object to or contest the indemnity obligation relating to such Third Party Claim within such thirty (30) day period, the Indemnifying Party will be deemed to have accepted the indemnity obligation with respect to such Third Party Claim. If the Indemnifying Party objects to or contests the indemnity obligation relating to all or any part of the Third Party Claim within such thirty (30) day period, the Indemnified Party shall have the right to assume the defense of such Third Party Claim and the sole power to direct and control such defense, at its expense, and shall have the right to make a Direct Claim against the Indemnifying Party for indemnification for Losses resulting from such Third Party Claim (including the Indemnified Party’s expenses of defending such Third Party Claim) in accordance with Section 7.5. The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim unless (i) the Indemnified Party has notified the Indemnifying Party in the Claim Notice that it has determined in good faith that there is a reasonable probability that such Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages, (ii) the Third Party Claim has been brought or asserted by a Government Entity, (iii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party in its reasonable discretion) for the same counsel to represent both the Indemnified Party and Seller, (iv) such Third Party Claim relates to Taxes, (v) such Third Party Claim relates to Intellectual Property, or (vi) settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the good faith judgment of the Indemnified Party) a precedential custom or practice adverse to the business interests of the Indemnified Party or would increase the Tax Liability of the Indemnified Party in which case the Indemnified Party may assume the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of any Third Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld), it being understood that by assuming the defense of a Third Party Claim the Indemnifying Party shall conclusively acknowledge its obligation to indemnify the Indemnified Party for all or some portion of such Third Party Claim.

Notwithstanding the foregoing provisions of this Section 7.4(a), in the event of a Third Party Claim in which the Third Party seeks any injunctive or other equitable relief from a court in the context of a claimed bona fide emergency or claimed prospective irreparable harm (such claim, an “Equitable Relief Claim”), the Indemnified Party shall provide a Claim Notice with respect to such Equitable Relief Claim to the Indemnifying Party as soon as possible but no later

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than the next Business Day after the Indemnified Party receives notice of the Equitable Relief Claim, and the Indemnifying Party shall have a period of three (3) Business Days from receipt of such Claim Notice (or such lesser number of days as may be required by any court proceeding regarding such Equitable Relief Claim) within which to notify the Indemnified Party that it desires to defend such Equitable Relief Claim. Except for an Equitable Relief Claim included in any Third Party Claim, which shall be handled in accordance with this paragraph, such Third Party Claim shall be subject to the first paragraph of this Section 7.4(a).

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 7.4(c). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (iv) except to the extent within the basket set forth in Section 7.6(a) hereof, any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third Party Claim as a result of the Indemnified Party’s election to defend the Third Party Claim as provided in Section 7.4(a), or (iii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by the defense.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by keeping the other party reasonably informed of the status of such Third Party Claim and any related Proceedings at all stages thereof where such party is not represented by its own counsel, and by providing

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access to each other’s relevant business records and other documents, and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses (but only to the extent that the Third Party Claim is ultimately subject to indemnification under this Agreement).

(e) The Indemnified Party and the Indemnifying Party shall use its reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(f) Notwithstanding any provision of this Agreement to the contrary, the Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that the Indemnified Party may have under this Agreement with respect to such proceeding or the matters alleged therein and agree that process may be served on the Indemnifying Party with respect to such a claim anywhere in the world.

Section 7.5 Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, and any other material details pertaining thereto. The Indemnifying Party shall have a period of 30 days from delivery of the notice of Direct Claim within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted the Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

Section 7.6 Limitations.

(a) This Article VII shall be the exclusive means for an Indemnified Party to collect any Losses for which such Indemnified Party is entitled to indemnification under this Agreement or otherwise and under any theory of liability. Seller’s aggregate liability to Buyer Indemnified Parties shall not exceed $6,000,000 plus 50% of the amount of any Milestone Payment earned (regardless of when such Milestone Payment is earned); provided that the foregoing limitation shall not apply to Losses based upon, arising out of or by reason of (i) any Excluded Liabilities or (ii) any breach of any of the Indemnifying Party’s representations and warranties of which such Indemnifying Party had Knowledge at any time prior to the date on which such representation and warranty is made or fraud or any intentional breach by the Indemnifying Party of any covenant or obligation under this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement or the Ancillary Agreement, no Indemnified Party shall be entitled to recover any Losses under Section 7.2 (other than with respect to a claim for indemnification based upon, arising out of or

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by reason of any breach or inaccuracy of any Fundamental Representation) unless and until the aggregate Losses for which they would otherwise be entitled to indemnification under Section 7.2 exceed $300,000 at which point the Indemnified Parties shall become entitled to be indemnified only for such Losses in excess of $300,000, provided that the foregoing limitation shall not apply to Losses based upon, arising out of or by reason of (i) any Excluded Liabilities, (ii) any breach of any of the Indemnifying Party’s representations and warranties of which such Indemnifying Party had Knowledge at any time prior to the date on which such representation and warranty is made or fraud or any intentional breach by the Indemnifying Party of any covenant or obligation under this Agreement, or (iii) any breach or inaccuracy of any Fundamental Representation.

(c) If any Indemnified Party receives or becomes entitled to indemnification from an Indemnifying Party, the Indemnifying Party shall be entitled to exercise and shall be subrogated to any rights and remedies (including rights of indemnity, rights of contribution and rights of recovery) that the Indemnified Party may have against any other Person with respect to any Losses, circumstance or matter to which such indemnification payment is directly or indirectly related. The Indemnified Party shall take such actions, at the cost and expense of the Indemnifying Party, as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnifying Party to perfect or exercise all rights of subrogation hereunder.

Section 7.7 Indemnification in Case of Strict Liability or Indemnitee Negligence. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLD OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

Section 7.8 Payments. Claims by an Indemnified Party for Losses pursuant to this Agreement shall be satisfied at the election of Buyer, (i) as an offset against the Milestone Payments or Royalty Payments or (ii) if the claim is made within six (6) months after the Closing, against Seller directly, up to an aggregate of $4,000,000, which Seller may satisfy through surrender to Buyer and cancellation of up to $4,000,000 of the Upfront Equity Consideration (the number of such shares to be determined based on the consolidated closing bid price per share of Buyer common stock on Nasdaq immediately prior to the signing of this Agreement); provided, however, that the foregoing limitations in clauses (i) and (ii) shall not apply to Losses based upon, arising out of or by reason of (a) any Excluded Liabilities or (b) any breach of any of the Indemnifying Party’s representations and warranties of which such Indemnifying Party had Knowledge at any time prior to the date on which such representation and warranty is made or fraud or any intentional breach by the Indemnifying Party of any covenant or obligation under and, provided further, however, that the dollar amount referenced in clause (ii) shall not be deemed to limit Losses as set forth in Section 7.6 and shall not be deemed

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to limit clause (i) in any way. For the avoidance of doubt, if any Indemnified Party has given notice of a claim for indemnification in accordance with Article VII prior to the end of the period ending six (6) months after the Closing and such claim has not been resolved by such date, then such Third Party Claim or Direct Claim will continue to be eligible for payment pursuant to clause (i) or (ii) of this Section 7.8 until resolved. All amounts payable pursuant to this Article VII, shall be paid by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than five (5) Business Days following any final determination of such Loss and the Indemnifying Party’s liability therefore. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, or (ii) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment.

Section 7.9 Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to this Article VII shall be treated as adjustments to the Purchase Price for Tax purposes.

Section 7.10 Mitigation. Each Indemnified Party shall use its commercially reasonable best efforts to mitigate any indemnifiable Loss.

Section 7.11 Effect of Waiver of Condition. Neither Buyer’s nor Seller’s right to indemnity, reimbursement or other remedy pursuant to this Article VII shall be adversely affected by its waiver of a condition to closing set forth in Article VI unless such party makes clear by the terms of its waiver that it is foreclosing its right to indemnity with respect to the matter subject of the waiver.

Section 7.12 Right of Set-Off. Subject to the indemnification provisions set forth above in this Article VII, Buyer shall have the right to set off any amounts owed under this Article VII against any Milestone Payments or Royalty Payments owed under this Agreement. Neither the exercise of nor the failure to exercise such right of setoff shall constitute an election of remedies or limit Buyer or Seller in any manner in the enforcement of any other remedies that may be available to either.

Section 7.13 Specific Performance. The Parties acknowledges and agrees that any breach of this Agreement may give rise to irreparable harm for which monetary damages may not be an adequate remedy. The Parties accordingly agrees that, in addition to other rights or remedies, the other Party shall be entitled to seek to enforce the terms of this Agreement by decree of specific performance and to seek preliminary, temporary and permanent injunctive relief against any breach or threatened beach of this Agreement.

56.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and:

(i) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.1(a) or Section 6.1(b) and such breach, inaccuracy or failure has not been cured by Seller by the earlier of (A) ten (10) days of Seller’s receipt of written notice of such breach from Buyer, and (B) forty-five (45) days from the date of this Agreement; or

(ii) any of the conditions set forth in Section 6.1(d), (e), or (f) shall not have been fulfilled within forty-five (45) days after the date of this Agreement;

(b) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2(a) or Section 6.2(b) and such breach, inaccuracy or failure has not been cured by Buyer by the earlier of (A) ten (10) days of Buyer’s receipt of written notice of such breach from Seller, and (B) forty-five (45) days from the date of this Agreement; or

(ii) any of the conditions set forth in Section 6.2(d) or (e) shall not have been fulfilled within forty-five (45) days after the date of this Agreement; or

(c) by Buyer or Seller if the Transaction has not been consummated within forty-five (45) days after the date of this Agreement; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure to consummate the Transaction within such period is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Closing; or

(d) by Buyer or Seller in the event that a court of competent jurisdiction shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if such party did not use commercially reasonable best efforts to have such Order vacated prior to its becoming final and nonappealable.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect,

57.

and no party hereto shall have any liability to the other party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.2 and in Article IX (and any related definitional provisions set forth in Article I), and except that nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement (including, without limitation, a breach of Section 5.3) that arose prior to such termination, for which liability the provisions of Article VII shall remain in effect in accordance with the provisions and limitations of such Article.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile or email, provided that the facsimile or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Buyer:

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, WA 98119

Telephone: +1 (206) 272-4000

Facsimile: +1 (206) 272-4302

Email: **

Attn: James A. Bianco, M.D., Chief Executive Officer

With a copy to CTI Legal Affairs at the above address.

With a copy to counsel, provided that such copy shall notice constitute legal notice to Buyer:

O’Melveny & Myers LLP

Two Embarcadero Center

San Francisco, CA 94111-3823

Telephone: +1 (415) 984-8700

Facsimile: +1 (415) 984-8701

Email: **

Attn: C. Brophy Christensen, Esq. and Eric Sibbitt, Esq.

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

58.

To Seller:

S*BIO Pte Ltd.

c/o EDBI

250 North Bridge Rd #28-00 Raffles City Tower

Singapore 179101

Telephone: +65 6832 6326

Facsimile: +65 6832 6838

Email: **

Attn: Heng Tong Choo

With a copy to counsel, provided that such copy shall not constitute legal notice to Seller:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Telephone: +1 (858) 550-6000

Facsimile: +1 (858) 550-6420

Email: **

Attn: Jane K. Adams

Section 9.2 Amendment; Waiver; Remedies Cumulative. Any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No notice or demand on one party will be deemed to be a waiver of any obligation of that party or the right of the party giving a notice or demand to take further action without notice or demand as provided in this Agreement. No waiver that may be given by a party will be applicable except for the specific instance for which it is given. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3 No Assignment or Benefit to Third Parties. Subject to the provisions of Section 2.11, (a) no party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto, except as provided in Section 9.5, (b) Buyer may assign any and all of its rights under this Agreement to a Third Party or one or more of its wholly owned subsidiaries, by operation of Law or otherwise, without the prior written consent of Seller (but no such assignment shall relieve Buyer of any of its obligations hereunder), and (c) Seller may assign this Agreement in connection with the transfer or sale of all or substantially all of Seller’s business related to the Excluded Assets to a Third Party, whether by merger, sale of stock, sale of assets or otherwise (but no such assignment shall relieve Seller of any of its obligations hereunder). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal Representatives and permitted assigns. Nothing in this

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

59.

Agreement, express or implied, is intended to confer upon any Person, other than Buyer, Seller, the Indemnified Parties and their respective successors, legal Representatives and permitted assigns, any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.4 Entire Agreement. This Agreement (including the Seller Disclosure Schedule, all Schedules and Exhibits hereto and other documents delivered pursuant hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters (including any proposal made or letter of intent delivered by Buyer to Seller), except for the Confidentiality Agreement, which shall remain in full force and effect.

Section 9.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 9.6 Public Disclosure. Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of one of the parties is listed, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made by either party and/or any of such party’s Affiliates relating to this Agreement or the Transaction unless specifically approved in advance by the other party; provided, however, that: (a) the parties jointly may issue one or more press release(s) announcing entry into this Agreement and/or the Closing; (b) either party may issue such press releases, public announcements or communications or make such SEC filings as it determines are reasonably necessary to comply with applicable Law (including disclosure requirements of the SEC) or with the requirements of any stock exchange on which securities issued by a party or its Affiliates are traded; (c) Seller may deliver such communications to its shareholders regarding this Agreement and the Transactions as may be required by applicable Law; (d) after the Closing, Buyer shall not be subject to any restrictions under this Section 9.6, and (e) after the Closing, Seller may issue press releases or otherwise publicly announce the receipt and, when received, the amounts of Milestone Payments and Royalty Payments hereunder. Seller and Buyer will consult with each other concerning the means by which the counterparty(ies) to any Assigned Contract will be informed of the transactions contemplated by this Agreement, and Buyer will have the right to be present for any such communication.

Section 9.7 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transaction shall be borne by the party incurring such costs and expenses. Buyer will pay any filing fee in connection with any application or other filing to be made with respect to this Agreement or the Transaction pursuant to any competition Law.

Section 9.8 Bulk Sales. Seller and Buyer agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Transferred Assets are located to the extent that such Article is applicable to the transactions contemplated hereby.

60.

Section 9.9 Governing Law: Submission to Jurisdiction: Selection of Forum; Waiver of Trial by Jury. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Agreement, exclusively in the United States District Court for the Northern District of California or any California State court sitting in San Francisco (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement or the Ancillary Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.1 of this Agreement. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 9.11 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.13 Disclosure Schedules. The representations and warranties contained in Article III of the Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedule corresponding to the particular Section of Article III in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedule by reference to another part of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Disclosure

61.

Schedule to the extent it is reasonably apparent on its face and without further inquiry that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in this Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in this Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Seller contained in this Agreement. Nothing in the Disclosure Schedule is intended to create any covenant. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in this Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

62.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

S*BIO PTE LTD.

By:	/s/ Tamar Howson
Name:	Tamar Howson
Title:	Chief Executive Officer

CELL THERAPEUTICS, INC.

By:	/s/ James A. Bianco
Name:	James A. Bianco, M.D.
Title:	Chief Executive Officer

Exhibit A

Registration Rights Agreement

The Registration Rights Agreement is attached hereto as Exhibit 10.2 of Buyer’s Current Report on Form 8-K filed April 24, 2012.

A-1

Exhibit B

Program Know-How

1. All contents of, including all data and information contained in, the hard copy (paper) files of Seller clinical, regulatory and QA files (including CMC documents, batch records, reports, etc.) as per the below (paper files are the reference files; on request, courtesy electronic files can be provided but Seller makes no warranty as to accuracy of electronic files):

SB1518 Clinical:

Document Type	Box Number (Location)
**	**

**	**

**	**

**	**

**	**

**	**

**	**

**	**

SB1518 Regulatory:

Document Type	Box Number (Location)
**	**

**	**

**	**

**	**

**	**

**	**

SB1518 QA:

Document Type	Box Number (Location)
**	**

**	**

**	**

**	**

**	**

**	**

**	**

**	**

**	**

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

B-1

Document Type	Box Number (Location)
**	**

**	**

**	**

**	**

**	**

Note: The files highlighted in pink are boxes where multiple compound data is included. These boxes will be repackaged to include only the relevant documents for Seller Compounds.

SB1578 Clinical:

Document Type	Box Number (Location)
**	**

SB1578 Regulatory:

Document Type	Box Number (Location)
**	**

SB1578 QA:

Document Type	Box Number (Location)
**	**

**	**

**	**

**	**

**	**

**	**

**	**

**	**

**	**

**	**

Note: The files highlighted in pink are boxes where multiple compound data is included. These boxes will be repackaged to include only the relevant documents for Seller Compounds.

2. The study protocol for a proposed clinical trial of SB1518 titled **.

3. All contents of, including all data and information contained in, the Regulatory Materials referred to in item 2(a) above.

4. All chemistry laboratory notebooks relating to the Seller Compounds.

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

B-2.

Exhibit C

Program Patents as of the Date of this Agreement

“OXYGEN LINKED PYRIMIDINE DERIVATIVES”

Jurisdiction	Application No.	Patent No. (if any)
Australia	2006316071	2006316071
Brazil	PI06185525
Canada	2,629,443
China	200680050676.5	ZL200680050676.5
Europe	06813132.5
Hong Kong	09100412.1
India	2191/KOLNP/2008
Indonesia	WO200801506
Japan	2008-541128
Malaysia	PI 20081674
Mexico	MX/a/2008/006432	298029
New Zealand	568325	568325
PCT	PCT/SG2006/000352
Philippines	1-2008-501125
Singapore	200803992-7	142892
South Africa	2008/04208	2008/04208
South Korea	10-2008-7013543
Taiwan	095142296
Thailand	0601005660
USA	12/093,867	8,153,632
USA	13/438,989
Vietnam	1-2008-10477

“11-(2-PYRROLIDIN-1-YL-ETHOXY)-14,19-DIOXA-5,7,26-TRIAZA-

TETRACYCLO[19.3.1.1(2,6).1(8,12)]HEPTACOSA-1(25),2(26), 3,5,8,10,12(27),16,21,23-

DECAENE CITRATE SALT”

Jurisdiction	Application No.	Patent No. (if any)
Argentina	P090104834
Australia	2009325147
Brazil	PI 0922736-9
Canada	2,746,058
China	200980150325.5
Europe	09788621.2
GCC	14895
Hong Kong	12102375.7
India	2306/KOLNP/2011
Indonesia	W00201102475
Israel	213418
Japan	2011-540664
Korea	10-2011-7015738
Malaysia	PI 2011002647
Mexico	MX/A/2011/006206
New Zealand	593223
PCT	PCT/SG2009/000473
Philippines	1-2011-501084

C-1

“11-(2-PYRROLIDIN-1-YL-ETHOXY)-14,19-DIOXA-5,7,26-TRIAZA-

TETRACYCLO[19.3.1.1(2,6).1(8,12)]HEPTACOSA-1(25),2(26), 3,5,8,10,12(27),16,21,23-

DECAENE CITRATE SALT”

Jurisdiction	Application No.	Patent No. (if any)
Russia	2011126173
Singapore	201104006-0
South Africa	2011/04032
Taiwan	098142605
Thailand	0901005538
USA	13/133,297
Vietnam	1-2011-01814

“11-(2-PYRROLIDIN-1-YL-ETHOXY)-14,19-DIOXA-5,7,26-TRIAZA-

TETRACYCLO[19.3.1.1(2,6).1(8,12)]HEPTACOSA-1(25),2(26), 3,5,8,10,12(27),16,21,23-

DECAENE MALEATE SALT”

Jurisdiction	Application No.	Patent No. (if any)
Argentina	P090104835
Europe	09793626.4
GCC	14896
PCT	PCT/SG2009/000474
Taiwan	098142603
Thailand	0901005538
USA	13/133,288

“9E-15-(2-PYRROLIDIN-1-YL-ETHOXY)-7,12,25-TRIOXA-19,21,24-TRIAZA-

TETRACYCLO[18.3.1.1(2,5).1(14,18)]HEXACOSA-1(24),2,4,9,14,16,18 (26),20,22-

NONAENE CITRATE SALT”

Jurisdiction	Application No.	Patent No. (if any)
Argentina	P 10 01 02594
Brazil	BR 11 2012 000750 5
Canada	2,768,210
China	201080032627.5
Europe	10737645.1
GCC	GC 2010-16322
Japan	TBA
Mexico	MX/A/2012/000680
PCT	PCT/SG2010/000265
Russia	2012105044
Taiwan	099123331
Thailand	1001001083
USA	13/384,139

C-2.

Exhibit D

Technical Description of SB1518

SB1518

Chemical name: 11-(2-Pyrrolidin-1-yl-ethoxy)-14,19-dioxa-5,7,26-triaza- tetracyclo[19.3.1.1(2,6).1(8,12)] heptacosa-1(25),2(26),3,5,8,10,12(27),16,21,23-decaene

Generic name: pacritinib

D-1

Exhibit E

SB1578

Technical Description of SB1578

SB1578

Chemical name: (9E)-15-(2-pyrrolidin-1-yl-ethoxy)-7,12,25-trioxa-19,21,24-triaza-tetracyclo[18.3.1.1(2,5).1(14,18)]hexacosa-1(24),2,4,9,14,16, 18(26),20,22-nonaene

E-1

Schedule 1.1(a)

Knowledge Individuals

**

**

**

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 2.1(c)

Provisional Applications

U.S. Provisional Patent Application Nos. 60/736,838; 60/817,339 and 60/851,283.

Schedule 2.1(d)

Regulatory Materials

1. Reference is made to Exhibit B.

2. The right to be the sole holder and named “sponsor” (as defined in Part 310.3 of Title 21 of the U.S. Code of Federal Regulations), or any foreign equivalent thereof, of the Regulatory Materials referred to in item 2(a) above.

3. The right to be the sole holder of the Orphan Drug designation for SB1518 in the US and in Europe.

Schedule 2.1(e)

Assigned Contracts

1. Master Research Services Agreement dated August 31, 2007, between Seller and **, as amended November 16, 2010.

2. Quality Assurance Agreement for the Supply of Drug Substance dated October 1, 2009, between Seller and **.

3. Master Agreement dated November 10, 2009, between Seller and **.

4. Quality Assurance Agreement for the Supply of Clinical Drug Product dated October 12, 2010, between Seller and **.

5. Master Agreement dated June 23, 2006, between Seller and **.

6. Quality Assurance Agreement for the Supply of Drug Product dated October 22, 2009, between Seller and **.

7. Study Development Agreement dated October 13, 2011, between Seller and **.

8. Such other contracts of Seller set forth on Schedule 3.13 of the Seller Disclosure Schedule as Buyer may designate to Seller in writing within 10 days of the date of this Agreement.

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 2.1(f)

Inventory

(a)	SB1518 Drug Product Inventory

Batch Number	Strength/Packaging	Quantity (bottles)	Location
15573	100 mg/bottles of 30’s	**	**
16083	Placebo/bottles of 120’s	**	**
16151	100 mg/bottles of 120’s	**	**
17180	100 mg/bottles of 120’s	**	**

(b)	SB1578 API Inventory

Batch Number	Quantity (gm)	Location
CBFD1001	**	**
CBFD1002	**	**

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	SB1518 Citrate Intermediates and API Stock

SB1518 Citrate Intermediates and API Stock										Remarks
Unit - IV Stock						Unit - III Stock			Date:	12.05.2011
S.No	Name Of the Product	Stage	Batch No.	Quantity (Kg)	Total Quantity (Kg)	Batch No.	Quantity (Kg)	Total Quantity (Kg)	Unit – III and Unit – IV Stock (Kg)
	**	**	**	**	**	**	**	**	**	**
**			**	**
**		**	**	**	**	**	**	**	**	**
			**	**		**	**
			**	**
**		**				**	**	**	**
**		**	**	**	**	**	**	**	**
						**	**
						**	**
**		**	**	**	**	**	**	**	**
			**	**		**	**
			**	**		**	**
						**	**
			**	**		**	**
						**	**
						**	**
						**	**
**		**	**	**	**	**	**	**	**	**
			**	**		**	**

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SB1518 Citrate Intermediates and API Stock										Remarks
Unit - IV Stock						Unit - III Stock			Date:	12.05.2011
S.No	Name Of the Product	Stage	Batch No.	Quantity (Kg)	Total Quantity (Kg)	Batch No.	Quantity (Kg)	Total Quantity (Kg)	Unit – III and Unit – IV Stock (Kg)
			**	**		**	**
						**	**
**						**	**	**	**	**
KSM
**	**	**
**	**	**
**	**	**
**	**	**
**	**	**
**	**	**
**	**	**

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 2.2(k)

Other Excluded Assets

1. Reference is made to Schedule 3.9(b)-2 of the Seller Disclosure Schedule.

2. Termination Agreement.

3. License Agreement dated November 12, 2008, between Seller and Tragara Pharmaceuticals, Inc.

Schedule 2.8

Purchase Price Allocation

Purchase Price:	$15,000,000	Upfront Cash Consideration
	$15,000,000	Upfront Equity Consideration

	$30,000,000	Total Consideration (See Notes)

**

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 5.10

Pending Publications

1. **

2. **

3. **

4. **

5. **

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.